                                                                  Exhibit 10.1


--------------------------------------------------------------------------------



                           SIGHT RESOURCE CORPORATION




                         -----------------------------

                                  $10,000,000

                                CREDIT AGREEMENT


                         dated as of February 20, 1997



                         -----------------------------

                     CREDITANSTALT CORPORATE FINANCE, INC.,

                                   as Lender



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

                                TABLE OF CONTENTS
                                -----------------

                                                                           Page
                                                                           ----
SECTION 1.  DEFINITIONS...................................................   1
         1.1  Defined Terms...............................................   1
         1.2  Other Definitional Provisions...............................  18

SECTION 2.  AMOUNT AND TERMS OF TERM LOAN COMMITMENTS.....................  19
         2.1  Term Loan...................................................  19
         2.2  Procedure for Term Loan Borrowing...........................  19
         2.3  Amortization of Term Loan...................................  20
         2.4  Use of Proceeds of Term Loan................................  20

SECTION 3.  AMOUNT AND TERMS OF REVOLVING CREDIT
COMMITMENTS...............................................................  20
         3.1  Revolving Credit Commitments................................  20
         3.2  Procedure for Revolving Credit Borrowing....................  21
         3.3  Use of Proceeds of Revolving Credit Loans...................  21

SECTION 4.  PROVISIONS RELATING TO THE EXTENSIONS OF CREDIT;
FEES AND PAYMENTS.........................................................  21
         4.1  Repayment of Loans; Evidence of Debt........................  21
         4.2  Commitment Fee..............................................  22
         4.3  Optional Prepayments........................................  22
         4.4  Optional Termination or Reduction of Commitments............  22
         4.5  Mandatory Reduction of Commitments and Prepayments..........  23
         4.6  Prepayment Premium..........................................  24
         4.7  Conversion and Continuation Options.........................  24
         4.8  Minimum Amounts and Maximum Number of Tranches..............  24
         4.9  Interest Rates and Payment Dates............................  25
         4.10  Computation of Interest and Fees...........................  25
         4.11  Inability to Determine Interest Rate.......................  26
         4.12  Illegality.................................................  26
         4.13  Requirements of Law........................................  26
         4.14  Taxes......................................................  28
         4.15  Indemnity..................................................  29
         4.16  Change of Lending Office...................................  29

SECTION 5.  REPRESENTATIONS AND WARRANTIES................................  29
         5.1  Financial Condition.........................................  29
         5.2  No Change...................................................  30
         5.3  Disclosure..................................................  30
         5.4  Corporate Existence; Compliance with Law....................  30
         5.5  Corporate Power; Authorization; Enforceable Obligations.....  31
         5.6  No Legal Bar................................................  31

         5.7  No Material Litigation......................................  31
         5.8  No Default..................................................  31
         5.9  Ownership of Property; Liens................................  32
         5.10  Intellectual Property......................................  32
         5.11  No Burdensome Restrictions.................................  32
         5.12  Taxes......................................................  32
         5.13  Federal Regulations........................................  32
         5.14  ERISA......................................................  32
         5.15  Investment Company Act; Other Regulations..................  33
         5.16  Subsidiaries...............................................  33
         5.17  Environmental Matters......................................  33
         5.18  Pledge Agreements..........................................  35
         5.19  Security Agreements........................................  35
         5.20  Guarantees.................................................  35
         5.21  Solvency...................................................  35
         5.22  Cambridge Eye Doctors of New Hampshire, Inc................  36
         5.23  Fixtures...................................................  36

SECTION 6.  CONDITIONS PRECEDENT..........................................  36
         6.1  Conditions to Initial Extensions of Credit..................  36
         6.2  Conditions to Each Extension of Credit......................  38

SECTION 7.  AFFIRMATIVE COVENANTS.........................................  39
         7.1  Financial Statements........................................  39
         7.2  Certificates; Other Information.............................  40
         7.3  Payment of Obligations......................................  41
         7.4  Conduct of Business and Maintenance of Existence............  41
         7.5  Maintenance of Property; Insurance..........................  41
         7.6  Inspection of Property; Books and Records; Discussions......  42
         7.7  Notices.....................................................  42
         7.8  Environmental Laws..........................................  43
         7.9  Further Assurances..........................................  43
         7.10  Additional Collateral......................................  44
         7.11  Cambridge Eye Doctors of New Hampshire, Inc................  45

SECTION 8.  NEGATIVE COVENANTS............................................  45
         8.1  Financial Condition Covenants...............................  45
         8.2  Limitation on Indebtedness and Preferred Stock..............  48
         8.3  Limitation on Liens.........................................  49
         8.4  Limitation on Guarantee Obligations.........................  50
         8.5  Limitation on Fundamental Changes...........................  50
         8.6  Limitation on Sale of Assets................................  51
         8.7  Limitation on Dividends.....................................  52
         8.8  Limitation on Capital Expenditures..........................  52
         8.9  Limitation on Investments, Loans and Advances...............  52


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

         8.10  Limitation on Lease Expenditures...........................  53
         8.11  Limitation on Transactions with Affiliates.................  53
         8.12  Limitation on Sales and Leasebacks.........................  53
         8.13  Limitation on Changes in Fiscal Year.......................  54
         8.14  Limitation on Negative Pledge Clauses......................  54
         8.15  Limitation on Lines of Business............................  54

SECTION 9.  EVENTS OF DEFAULT.............................................  54

SECTION 10.  MISCELLANEOUS................................................  57
         10.1  Amendments and Waivers.....................................  57
         10.2  Notices....................................................  57
         10.3  No Waiver; Cumulative Remedies.............................  58
         10.4  Survival of Representations and Warranties.................  58
         10.5  Payment of Expenses and Taxes..............................  58
         10.6  Successors and Assigns; Participations and Assignments.....  59
         10.7  Counterparts...............................................  61
         10.8  Severability...............................................  61
         10.9  Integration................................................  61
         10.10  Governing Law.............................................  61
         10.11  Submission To Jurisdiction; Waivers.......................  61
         10.12  Acknowledgments...........................................  62
         10.13  Waivers of Jury Trial.....................................  62


                                     -iii-
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                                    SCHEDULES
                                    ---------
Schedule I          Addresses for Notices
Schedule II         Subsidiaries
Schedule III        UCC Financing Statements
Schedule IV         Indebtedness
Schedule V          Liens
Schedule VI         Guarantees
Schedule VII        Environmental Matters
Schedule VIII       Existing Investments
Schedule IX         Landlord Consents
Schedule X          Warrants, Etc.
Schedule XI         Sale of Certain Assets


                                    EXHIBITS
                                    --------
Exhibit A           Form of Term Loan Note
Exhibit B           Form of Revolving Credit Note
Exhibit C           Form of Borrower Security Agreement
Exhibit D           Form of Borrower Stock Pledge Agreement
Exhibit E           Form of Subsidiaries Guarantee
Exhibit F           Form of Subsidiaries Security Agreement
Exhibit G           Form of Subsidiaries Stock Pledge Agreement
Exhibit H           Form of Opinion of Mintz, Levin, Cohn, Ferris,
                     Glovsky and Popeo, P.C.
Exhibit I           Form of Borrowing Base Certificate
Exhibit J-1         Form of Notice of Borrowing (Drawings)
Exhibit J-2         Form of Notice of Borrowing (Continuations)
Exhibit J-3         Form of Notice of Borrowing (Conversions)
Exhibit K           Form of Term Loan Value Certificate
Exhibit L           Warrant Agreement
Exhibit M-1         Form of Lock-box Agreement
Exhibit M-2         Form of Lock-box Agreement (Government
                     Healthcare Receivables)
Exhibit N           Form of Landlord Consent

     CREDIT AGREEMENT, dated as of February 20, 1997, between:


(a)  SIGHT RESOURCE CORPORATION, a Delaware corporation (the "Borrower"); and


(b)  CREDITANSTALT CORPORATE FINANCE, INC., a Delaware corporation, (the
     "Lender").


                                   WITNESSETH:
                                   -----------


     WHEREAS, the Borrower has requested that the Lender make available to it credit facilities of up to $10,000,000 in the aggregate upon the terms, and subject to the conditions, set forth herein to refinance existing debt, finance future acquisitions, provide ongoing working capital and for other general corporate purposes permitted by this Agreement;


     WHEREAS, the Lender is willing to provide such financing to the Borrower only upon the terms and subject to the conditions set forth herein;


     NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto hereby agree as follows:

     SECTION 1. DEFINITIONS

     1.1. DEFINED TERMS. As used in this Agreement, the following terms shall have the following meanings:


     "ABR": for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greater of (i) the Prime Rate in effect on such day and (ii) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. If for any reason the Lender shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, including the inability or failure of the Lender to obtain sufficient quotations in accordance with the terms thereof, the ABR shall be determined without regard to clause (ii) of the first sentence of this definition, until the circumstances giving rise to such inability no longer exist. Any change in the ABR due to a change in the Prime Rate or Federal Funds Effective Rate shall be effective on the effective date of such change in the Prime Rate or Federal Funds Effective Rate, respectively.


     "ABR LOANS": Loans the rate of interest applicable to which is based upon the ABR.


     "AFFILIATE": as to any Person, any other Person (other than a Subsidiary) which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, "control" of a Person means the power, directly or indirectly, either to (a) vote 5% or more of the securities having ordinary voting power for the election of directors of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.


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

     "AGGREGATE OUTSTANDING EXTENSIONS OF CREDIT": at any time, an amount equal to the aggregate principal amount of all Revolving Credit Loans made by the Lender then outstanding.


     "AGREEMENT": this Credit Agreement, as amended, supplemented or otherwise modified from time to time.


     "APPLICABLE MARGIN": for each Type of Loan outstanding under each Facility, the rate per annum set forth below:


(a)  for the Term Loan Facility:


     ABR           Eurodollar Rate
     ---           ---------------

     1.50%                3%

(b)  for the Revolving Credit Facility:

     ABR           Eurodollar Rate
     ---           ---------------

     1.25%              2.75%


     "ASSIGNEE": as defined in subsection 10.6(c).

     "AVAILABLE REVOLVING CREDIT COMMITMENT": an amount equal to the excess, if any, of (a) the lesser of the Revolving Credit Commitment and the Loan Value of Eligible Collateral over (b) the Lender's Aggregate Outstanding Extensions of Credit.

     "AVAILABLE TERM LOAN COMMITMENT:" an amount equal to the excess, if any, of
(a) the Lender's Term Loan Commitment over (b) the aggregate principal amount of all Term Loans then outstanding hereunder.

     "BORROWER STOCK PLEDGE AGREEMENT": the Borrower Stock Pledge Agreement to be executed and delivered by the Borrower, substantially in the form of Exhibit D, as the same may be amended, supplemented or otherwise modified from time to time.

     "BORROWER SECURITY AGREEMENT": the Security Agreement to be executed and delivered by the Borrower, substantially in the form of Exhibit C, as the same may be amended, supplemented or otherwise modified from time to time.

     "BORROWER SECURITY DOCUMENTS": the collective reference to the Borrower Security Agreement and the Borrower Stock Pledge Agreement.

     "BORROWING BASE CERTIFICATE": a certificate in substantially the form of
Exhibit I hereto, duly completed and certified by a Responsible Officer of the Borrower.

     "BUSINESS": as defined in subsection 5.17(b).



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

     "BUSINESS DAY": a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close; PROVIDED that, with respect to matters relating to Eurodollar Loans, the term "BUSINESS DAY" shall mean a day other than a Saturday, Sunday or other day on which commercial banks in New York City or London, England, are authorized or required by law to close.

     "CAPITAL EXPENDITURES": for any period, the sum of, without duplication,
(a) all cash expenditures made, directly or indirectly, by the Borrower or any of its Subsidiaries during such period for equipment, fixed assets, real property or improvements, or for replacements or substitutions therefor or additions thereto, that have been or should be, in accordance with GAAP, reflected as additions to property, plant or equipment on a consolidated balance sheet of the Borrower (other than the use of insurance proceeds for any such expenditure for the replacement of any item listed in this clause (a)) PLUS (b) the aggregate principal amount of all Indebtedness (including obligations under Capitalized Leases and obligations secured by purchase money Liens permitted under subsection 8.3(k)) assumed or incurred in connection with any such expenditures less (c) the aggregate principal amount of any Investments permitted under subsection 8.9(g) made after the date hereof that would otherwise qualify as Capital Expenditures.

     "CAPITAL STOCK": any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants or options to purchase any of the foregoing.

     "CAPITALIZED LEASES": all leases that have been or should be recorded as capitalized leases in accordance with GAAP.

     "CASH EQUIVALENTS": (a) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed or insured by the United States Government or any agency thereof, (b) certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition and overnight bank deposits of the Lender or of any commercial bank having capital and surplus in excess of $500,000,000, (c) repurchase obligations of the Lender or of any commercial bank or investment bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days with respect to securities issued or fully guaranteed or insured by the United States Government or any agency thereof, (d) commercial paper issued in the United States which is rated at least A-2 by S&P or P-2 by Moody's, (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government are rated at least A by S&P or A by Moody's, (f) securities with maturities of one year or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the requirements of clause (b) of this definition or (g) shares of money market mutual or similar funds which invest substantially exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition.



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

     "CLOSING DATE": the date on which the conditions precedent set forth in subsection 6.1 shall be satisfied.

     "CODE": the Internal Revenue Code of 1986, as amended from time to time.

     "COLLATERAL": all assets of the Loan Parties (including but not limited to the following tangible and intangible assets of the Borrower and any of its
Subsidiaries: accounts receivable, inventory, fixed assets, investments and 100% of the stock of all Subsidiaries), now owned or hereinafter acquired, upon which a Lien is purported to be created by any Security Document.

     "COMMITMENT": the Revolving Credit Commitment or Term Loan Commitment, as the context shall require.

     "COMMITMENT FEES": as defined in subsection 4.2.

     "COMMITMENT PERIOD": the period from and including the date hereof to but not including the Termination Date or such earlier date on which a Revolving Credit Commitment shall terminate as provided herein.

     "COMMONLY CONTROLLED ENTITY": an entity, whether or not incorporated, which is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group which includes the Borrower and which is treated as a single employer under Section 414 of the Code.

     "CONSOLIDATED CURRENT ASSETS": for any fiscal period, at a particular date, the amounts which, in conformity with GAAP would be set forth opposite the caption "current assets" on a consolidated balance sheet of the Borrower and its Subsidiaries as at such date.

     "CONSOLIDATED CURRENT LIABILITIES": for any fiscal period, at a particular date, all amounts which, in conformity with GAAP, would be set forth opposite the caption "current liabilities" on a consolidated balance sheet of the Borrower and its Subsidiaries as at such date, excluding any portion of the Loans otherwise so included.

     "CONSOLIDATED FIXED CHARGES": for any period, the sum (without duplication) of (a) the amount of interest expense, both expensed and capitalized, of the Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP, for such period on the aggregate principal amount of their consolidated Indebtedness and (b) required cash amortization of Indebtedness for such period and discount or premium relating to any such Indebtedness for such period, whether expensed or capitalized.

     "CONSOLIDATED NET INCOME" or "CONSOLIDATED NET LOSS": for any fiscal period, the amount which, in conformity with GAAP, would be set forth opposite the caption "net income" (or any like caption) or "net loss" (or any like caption), as the case may be, on a consolidated statement of earnings of the Borrower and its Subsidiaries for such fiscal period.

     "CONTRACTUAL OBLIGATION": as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

     "CONVERSION DATE": means the last Business Day of the calendar month in the month that is 24 months following the Closing Date.

     "DEFAULT": any of the events specified in Section 9, whether or not any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

     "DOLLARS" and "$": dollars in lawful currency of the United States of America.

     "E.B. BROWN ACQUISITION": the acquisition of certain assets of E.B. Brown Opticians, Inc. by the Borrower pursuant to the Asset, Transfer and Merger Agreement dated as of July 31, 1996.

     "EBITDA": for any fiscal period, the Consolidated Net Income or Consolidated Net Loss, as the case may be, for such fiscal period, after restoring thereto amounts deducted for (a) extraordinary losses (or deducting therefrom any amounts included therein on account of extraordinary gains) and special charges (b) depreciation and amortization (including write-offs or write-downs of amortizable and depreciable items), (c) the amount of interest expense of the Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP, for such period on the aggregate principal amount of their consolidated Indebtedness, (d) the amount of tax expense of the Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP, for such period and (e) the aggregate amount of fixed and contingent rentals payable by the Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP, for such period with respect to leases of real and personal property.

     "ELIGIBLE COLLATERAL": Eligible Receivables, Eligible Inventory and Eligible Equipment.

     "ELIGIBLE EQUIPMENT": means any functional Opthamalic Excimer Laser owned by the Borrower or its Subsidiaries free and clear of all Liens (other than Liens permitted herein and Liens in favor of the Lender securing the Secured Obligations), excluding any such Opthamalic Excimer Laser determined by the Lender to be unacceptable in accordance with the Lender's standard practices for the evaluation of equipment including, without limitation, such Opthamalic Excimer Lasers as listed on SCHEDULE XI as attached hereto.

     "ELIGIBLE INVENTORY": means any Inventory owned by the Borrower and its Subsidiaries free and clear of all Liens (other than the Liens permitted herein and Liens in favor of the Lender securing the Secured Obligations) other than the following:

     (a) Inventory consisting of "perishable agricultural commodities" within the meaning of the Perishable Agricultural Commodities Act of 1930, as amended, and the regulations thereunder, or on which a Lien has arisen or may arise in favor of agricultural producers under comparable state or local laws;

     (b) Inventory located on leaseholds as to which the lessor has not entered into a consent and agreement providing the Lender with the right to receive notice of default, the right to repossess such Inventory at any reasonable time pursuant to such consent and agreement and such other rights as may be reasonably acceptable to the Lender;

     (c) Inventory that is obsolete, unusable or otherwise unavailable for sale;

     (d) Inventory with respect to which the representatives and warranties set forth in Section 5 of the Borrower Security Agreement or Section 3 of the Subsidiary Security Agreement applicable to Inventory are not true and correct;

     (e) Inventory consisting of promotional, marketing, packaging or shipping materials and supplies;

     (f) Inventory that fails to meet all standards imposed by any governmental agency, or department or division thereof, having regulatory authority over such Inventory or its use or sale;

     (g) Inventory that is subject to any licensing, patent, royalty, trademark, trade name or copyright agreement with any third party from whom the Borrower has received written notice of a dispute in respect of any such agreement;

     (h) Inventory located outside the United States;

     (i) Inventory that is not in the possession of or under the sole control of the Borrower or not in a leased facility in respect of which the owner has entered into a consent and agreement providing the Lender with the right to receive notice of default, the right to repossess such Inventory at any reasonable time pursuant to such consent and agreement and such other rights as may be reasonably acceptable to the Lender;

     (j) Inventory consisting of work in progress;

     (k) Inventory in respect of which the Borrower Security Agreement and/or the Subsidiaries Security Agreement, after giving effect to the related filings of financing statements that have then been made, if any, does not or has ceased to create a valid and perfected first priority lien or security interest in favor of the Secured Parties securing the Secured Obligations and as to which no other Liens exist, other than Permitted Liens;

     (l) After twelve (12) months from the Closing Date, Inventory not recorded under a perpetual inventory system reasonably acceptable to the Lender; and

     (m) Inventory reasonably determined by the Lender to be unacceptable in accordance with the Lender's standard practices for the evaluation of Inventory.

     The value of such Eligible Inventory shall be its book value determined in accordance with GAAP on a basis consistent with current practice of the Borrower or in accordance with the

"average cost" method of accounting in accordance with GAAP unless the Lender determines, in its reasonable discretion that such Eligible Inventory shall be valued at a lower value.

     "ELIGIBLE RECEIVABLES": means any Receivables owned by the Borrower and its Subsidiaries free and clear of all Liens (other than the Liens permitted herein and Liens in favor of the Lender securing the Secured Obligations) other than the following:

     (a) Receivables that do not arise out of sales of goods or rendering of services in the ordinary course of the Borrower's business;

     (b) Receivables on terms other than those normal or customary in the Borrower's business;

     (c) Receivables owing from any Person that is an Affiliate of the Borrower (other than any Receivable owed by any Person that is a professional or medical corporation or which provides services to the Borrower or any Subsidiary);

     (d) Receivables, which are Medicaid Receivables or Medicare Receivables, more than 150 days past original invoice date;

     (e) Receivables (other than Medicaid Receivables or Medicare Receivables) more than 120 days past original invoice date;

     (f) Receivables owing from any Person from which an aggregate amount of more than 50% of the Receivables owing are more than 120 days (150 days with respect to Medicaid Receivables or Medicare Receivables) past original invoice date;

     (g) Receivables owing from any Person that has asserted any claim, demand or liability, by action, suit, counterclaim or other judicial or arbitral proceeding;

     (h) Receivables owing from any Person that shall take or be the subject of any action or proceeding of a type described in subsection 9(f);

     (i) Receivables (i) owing from any Person that is also a supplier to or creditor of the Borrower (to the extent such Person has any right of setoff but only to the extent of such setoff) unless such Person has waived any right of set-off in a manner acceptable to the Lender or (ii) representing any manufacturer's or supplier's credits, discounts, incentive plans or similar arrangements entitling the Borrower to discounts on future purchase therefrom;

     (j) Receivables arising out of sales to account debtors outside the United States;

     (k) Receivables arising out of sales on a bill-and-hold, guaranteed sale, sale-or-return, sale on approval or consignment basis or subject to any right of return, set-off or charge-back;

     (l) Receivables (other than Medicaid or Medicare Receivables) owing from an account debtor that is an agency, department or instrumentality of the United States or any State thereof;

     (m) Receivables in respect of which the Borrower Security Agreement and/or the Subsidiaries Security Agreement, after giving effect to the related filings of financing statements that have then been made, if any, does not or has ceased to create a valid and perfected first priority lien or security interest in favor of the Secured Parties securing the Secured Obligations or as to which any other Lien exists, other than Permitted Liens;

     (n) Receivables owing from any Person to the extent that such Receivables exceed 15% of all Eligible Receivables; and

     (o) Receivables reasonably determined by the Lender to be unacceptable in accordance with the Lender's standard practices for the evaluation of Receivables.

     The value of such Eligible Receivables shall be their book value determined in accordance with GAAP unless the Lender determines, in its reasonable discretion, that such Eligible Receivables shall be valued at a lower value.

     "ENVIRONMENTAL LAWS": any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time hereafter be in effect.

     "ERISA": the Employee Retirement Income Security Act of 1974, as amended from time to time.

     "EUROCURRENCY RESERVE REQUIREMENTS": for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including, without limitation, basic, supplemental, marginal and emergency reserves under any regulations of the Board of Governors of the Federal Reserve System or other Governmental Authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D of such Board) maintained by a member bank of such System.

     "EURODOLLAR BASE RATE": the rate per annum determined by the Lender to be the average of the respective rates per annum posted by each of the principal London office of banks posting rates as displayed on the Telerate screen, page 3750 or such other page as may replace such page on such service for the purpose of displaying the London interbank offered rate of major banks for deposits in US dollars at approximately 11:00 A.M. (London Time) two Business Days prior to the beginning of the relevant Interest Period, as specified in the Notice of Borrowing (and rounded upward to the next whole multiple of 1/16 of 1%); PROVIDED that, to the extent an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the "Eurodollar Base Rate" shall be the interest rate per annum determined by the Lender to be the



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

average (rounded, if necessary, upward to the nearest whole multiple of 1/16th of 1% per annum, if such average is not such a multiple) of the rates per annum at which deposits in Dollars are offered for such relevant Interest Period to major banks in the London interbank market in London, England by such other major banks in the London interbank market in London, England at approximately 11:00 A.M. (London time) on the date which is two Business Days prior to the beginning of such Interest Period.

     "EURODOLLAR LOANS": Loans the rate of interest applicable to which is based upon the Eurodollar Rate.

     "EURODOLLAR RATE": with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula (rounded, if necessary, upward to the nearest whole multiple of 1/16th of 1%).


                              Eurodollar Base Rate
                  --------------------------------------------

                    1.00 - Eurocurrency Reserve Requirements


     "EVENT OF DEFAULT": any of the events specified in Section 9, provided that any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

     "EXCESS CASH FLOW": for any fiscal year of the Borrower, the amount equal to: (a) the sum of (i) EBITDA of the Loan Parties for such fiscal year minus (b) the sum (without duplication) of (i) interest paid in cash during such period,
(ii) the aggregate principal payments on the Loans and seller paper which is repaid during such period pursuant to scheduled reductions and amortization's thereof, (iii) the aggregate amount of capital expenditures made in cash during such period, (iv) the aggregate amount of cash taxes paid during such period and
(v) the net cash component of any acquisitions.

     "EXPENDITURE LIMIT": an aggregate amount equal to (a) $2,000,000 for the Borrower's fiscal year ended December 27, 1997, (b) $2,500,000 for the Borrower's fiscal year ended December 26, 1998, and (c) $3,000,000 for the Borrower's fiscal year ended December 25, 1999.

     "FACILITY": the Term Loan Facility and the Revolving Credit Facility.

     "FACILITY FEE": as defined in the proposal letter issued by the Lender on September 9, 1996.

     "FEDERAL FUNDS EFFECTIVE RATE": for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for the day of such transactions received by the Lender from three Federal funds brokers of recognized standing selected by it.

     "GAAP": generally accepted accounting principles in the United States of America as in effect from time to time.

     "GOVERNMENTAL AUTHORITY": any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

     "GOVERNMENT HEALTHCARE RECEIVABLES": Medicare Receivables, Medicaid Receivables or any other Receivables of which the obligor is the United States, or any of its states, and which arises out of charges reimbursable to the Borrower or any of its Subsidiaries under any U.S. government or state government healthcare program, policy, rule or regulation.

     "GUARANTEES": the collective reference to the Subsidiaries Guarantee and each other guarantee from time to time made in favor of the Lender to secure all or any part of the obligations of the Borrower hereunder.

     "GUARANTEE OBLIGATION": as to any Person (the "GUARANTEEING PERSON"), any obligation of (a) the guaranteeing person or (b) another Person (including, without limitation, any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counter indemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the "PRIMARY OBLIGATIONS") of any other third Person (the "PRIMARY OBLIGOR") in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person incurred for the purpose of providing credit support, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or
(2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof, PROVIDED, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person's maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

     "GUARANTOR": any Person delivering a Guarantee.

     "INDEBTEDNESS": of any Person at any date, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), (b) any other indebtedness of such Person which is evidenced by a note, bond, debenture or similar instrument, (c) all obligations of such Person under Financing Leases,
(d) all obligations of such Person in respect of acceptances issued or created for the account of such Person, (e) all liabilities secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof and (f) all Indebtedness of the types referred to in clauses (a) through (e) above which is guaranteed directly or indirectly by such Person.

     "INSOLVENCY": with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

     "INSOLVENT": pertaining to a condition of Insolvency.

     "INTEREST PAYMENT DATE": (a) as to any ABR Loan, the last Business Day of each March, June, September and December, (b) as to any Eurodollar Loan having an Interest Period of three months or less, the last day of such Interest Period and (c) as to any Eurodollar Loan having an Interest Period of six months, the day which is three months (or a whole multiple thereof) after the first day of such Interest Period and the last day of such Interest Period.

     "INTEREST PERIOD": with respect to any Eurodollar Loan: (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three or six months thereafter, as selected by the Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three or six months thereafter, as selected by the Borrower in a Notice of Borrowing delivered to the Lender by 10:00 A.M., New York City time, not less than three Business Days prior to the last day of the then current Interest Period with respect thereto;

provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

     (1) if any Interest Period pertaining to a Eurodollar Loan would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;


     (2) any Interest Period that would otherwise extend beyond the Termination Date or beyond the date final payment is due on the Term Loan shall end on the Termination Date or such date of final payment, as the case may be;

     (3) any Interest Period pertaining to a Eurodollar Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and

     (4) the Borrower shall select Interest Periods so as not to require a payment or prepayment of any Eurodollar Loan during an Interest Period for such Loan.

     "INVENTORY": means all Inventory referred to in Section 5 of the Borrower Security Agreement and Section 3 of the Subsidiary Security Agreement.

     "LIEN": any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any Capitalized Lease having substantially the same economic effect as any of the foregoing).

     "LOAN": a Term Loan or a Revolving Credit Loan, as the context shall require; collectively, the "LOANS".

     "LOAN DOCUMENTS": this Agreement, the Notes, the Guarantees, the Lock-box Agreements, the Security Documents and the Warrant Agreement.

     "LOAN PARTIES": the Borrower and any of its Subsidiaries.

     "LOAN VALUE": means (a) with respect to Eligible Inventory up to 30% of the value of the Eligible Inventory, (b) with respect to Eligible Receivables up to 70% of the value of the Eligible Receivables and (c) with respect to Eligible Equipment, the value of each unit of Eligible Equipment not to exceed $200,000 for such unit of Equipment, each as determined based on the most recent Borrowing Base Certificate delivered to the Lender hereunder, provided; however, that the Lender in its reasonable discretion based on an analysis of changes in the Borrower's expectations or credit and collection experience arising after the date hereof, may dilute the value of the Eligible Collateral that shall be used in determining Loan Value.

     "LOCK-BOX AGREEMENT": the Lock-box Agreement to be executed by the Borrower, substantially in the form of EXHIBIT M-1 (or in an alternative form, mutually accepted by the Lender and the Borrower), as the same may be amended, supplemented or otherwise modified from time to time.

     "LOCK-BOX AGREEMENT (GOVERNMENT HEALTHCARE RECEIVABLES)": the Lock-box Agreement with respect to Government Healthcare Receivables to be executed by the Borrower, substantially in the form of EXHIBIT M-2 (or an alternative form as mutually accepted by the Lender and the Borrower) as the same may be amended, supplemented or otherwise modified from time to time.

     "MATERIAL ADVERSE EFFECT": a material adverse effect on (a) the business, operations, property, condition (financial or otherwise) or prospects of the Borrower and its Subsidiaries taken as a whole, (b) the validity or enforceability of this or any of the other Loan Documents or (c) the rights or remedies of the Lender hereunder or under any of the other Loan Documents.

     "MATERIAL ENVIRONMENTAL AMOUNT": an amount payable by the Borrower and/or its Subsidiaries in excess of $100,000 for remedial costs, non-routine compliance costs, compensatory damages, punitive damages, fines, penalties or any combination thereof.

     "MATERIALS OF ENVIRONMENTAL CONCERN": any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including, without limitation, asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

     "MEDICAID RECEIVABLES": Receivables of which the obligor is the United States or any of its states and which arises out of charges reimbursable to the Borrower or any of its Subsidiaries under Medicaid.

     "MEDICARE RECEIVABLES": Receivables of which the obligor is the United States or any of its states and which arises out of changes reimbursable to the Borrower or any of its Subsidiaries under Medicare.

     "MOODY'S": Moody's Investors Service, Inc.

     "MULTIEMPLOYER PLAN": a Plan which is a multiemployer plan as defined in
Section 4001(a)(3) of ERISA.

     "NET PROCEEDS": with respect to any Net Proceeds Event, (a) the gross cash consideration, and all cash proceeds (as and when received) of non-cash consideration (including, without limitation, any such cash proceeds in the nature of principal and interest payments on account of promissory notes or similar obligations), received by the Borrower and its Subsidiaries in connection with such Net Proceeds Event, minus the sum, without duplication, of
(i) any taxes which are paid or actually payable to any federal, state, local or foreign taxing authority by the Borrower and its Subsidiaries and are directly attributable to the receipt of such Net Proceeds, (ii) the amount of fees and commissions (including reasonable investment banking fees), legal, accounting, consulting, survey, title and recording tax expenses and other costs and expenses directly incident to such Net Proceeds Event which are paid or payable by the Borrower and its Subsidiaries, (iii) the amount of any reserve reasonably maintained by the Borrower and its Subsidiaries with respect to indemnification obligations owing pursuant to the definitive documentation pursuant to which the Net Proceeds Event is consummated (with any unused portion of such reserve to constitute Net Proceeds on the date upon which the indemnification obligations terminates) and (iv) the amount of Indebtedness (other than intercompany Indebtedness), if any, which is required to be repaid at the time or as a result of such Net Proceeds Event out of the proceeds thereof.

     "NET PROCEEDS EVENT": (a) the incurrence by the Borrower or any of its Subsidiaries of any Indebtedness (other than Indebtedness permitted pursuant to clauses (a) through (j) of subsection 8.2);

     (b) the issuance or sale of any equity securities by the Borrower or any of its Subsidiaries to any Person, other than (i) the issuance or sale of any such equity securities to the Borrower or any of its Subsidiaries, (ii) the issuance of Capital Stock upon the sale or exercise of stock options, (iii) the issuance and sale of Capital Stock under employee stock purchase plans, (iv) the issuance and sale of Capital Stock and/or stock options under employee stock ownership and incentive plans and similar programs or individual arrangements, (v) the issuance and sale of Capital Stock in connection with an acquisition permitted pursuant to subsection 8.9(g) or (vi) the issuance of Capital Stock pursuant to the Warrant Agreement or any of the warrants as listed on SCHEDULE X;

     (c) the sale, transfer or other disposition by the Borrower or any of its Subsidiaries of any real or personal, tangible or intangible, property (including, without limitation, any capital stock, but other than inventory sold, transferred or otherwise disposed of in the ordinary course of business) of the Borrower or such Subsidiary to any Person (other than (i) to the Borrower or any of its Subsidiaries, (ii) sale of up to four (4) Opthamalic Excimer Lasers, as listed on SCHEDULE XI, or (iii) the sale of certain real property, as listed on SCHEDULE XI, acquired by the Borrower in connection with the E.B. Brown Acquisition; and

     (d) the recovery by the Borrower of amounts owing to it under property insurance policies.

     "NON-EXCLUDED TAXES": as defined in subsection 4.14(a).

     "NOTES": the collective reference to the Term Note and the Revolving Credit Note.

     "NOTICE OF BORROWING": means (a) with respect to a request for a borrowing hereunder, a request in the form of EXHIBIT J-1 hereto, (b) with respect to a request for continuation of a Eurodollar Loan hereunder, a request in the form of EXHIBIT J-2 hereto and (c) with respect to a request for conversion of or to a Eurodollar Loan hereunder, a request in the form of EXHIBIT J-3 hereto, in each case delivered by a Responsible Officer of the Borrower to the Lender hereunder.

     "PARTICIPANT": as defined in subsection 10.6(b).

     "PBGC": the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA.

     "PERSON": an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

     "PLAN": at a particular time, any employee benefit plan which is covered by ERISA and in respect of which the Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in Section 3(5) of ERISA.

     "PRIME RATE": the rate of interest per annum publicly announced from time to time by the Lender at its principal office in Greenwich, Connecticut as its prime rate on a particular day in effect for domestic (United States) commercial loans; such rate is not necessarily intended to be the lowest rate of interest charged by the Lender in connection with extensions of credit. Each change in the Prime Rate shall be effective on the date such change is publicly announced.

     "PROPERTIES": as defined in subsection 5.17(a).

     "RECEIVABLES": means all Receivables referred to in Section 7 of the Borrower Security Agreement and Section 5 of the Subsidiaries Security Agreement.

     "REGULATION G": Regulation G of the Board of Governors of the Federal Reserve System as in effect from time to time.

     "REGULATION U": Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

     "REORGANIZATION": with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

     "REPORTABLE EVENT": any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under subsections .22, .25, .27 or .28 of PBGC Reg. ss.4043.

     "REQUIREMENT OF LAW": as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

     "RESPONSIBLE OFFICER": the chief executive officer, the president, any executive vice president, the chief financial officer and the treasurer of the Borrower.

     "RESTRICTED PAYMENT": as defined in subsection 8.7.

     "REVOLVING CREDIT COMMITMENT": the obligation of the Lender to make Revolving Credit Loans to the Borrower hereunder in an aggregate principal and/or face amount at any one time outstanding not to exceed $5,000,000, as the same may be reduced from time to time pursuant to subsections 4.4 and 4.5.

     "REVOLVING CREDIT COMMITMENT FEE": a fee of 0.25% of the average daily unused portion of the Revolving Credit Facility from the Closing Date until the Termination Date.

     "REVOLVING CREDIT FACILITY": The Revolving Credit Facility provided for in
Section 3 hereof.

     "REVOLVING CREDIT LOANS": as defined in subsection 3.1.

     "REVOLVING CREDIT NOTE": as defined in subsection 4.1(d).

     "S&P": Standard and Poor's Services, a division of McGraw Hill Companies
Inc.

     "SECURED OBLIGATIONS": as defined in the Borrower Security Agreement.

     "SECURITY AGREEMENTS": the collective reference to the Borrower Security Agreement and each Subsidiary's Security Agreement.

     "SECURITY DOCUMENTS": the collective reference to the Security Agreements, the Stock Pledge Agreements and all other security documents hereafter delivered to the Lender granting a Lien on any asset or assets of any Person to secure the obligations and liabilities of the Borrower hereunder and under any of the other Loan Documents or to secure any guarantee of any such obligations and liabilities.

     "SINGLE EMPLOYER PLAN": any Plan which is covered by Title IV of ERISA, but which is not a Multiemployer Plan.

     "STOCK PLEDGE AGREEMENTS": the collective reference to the Borrower Stock Pledge Agreement and the Subsidiaries Stock Pledge Agreements.

     "SUBSIDIARIES GUARANTEE": each Guarantee to be executed and delivered by one or more Subsidiaries, substantially in the form of EXHIBIT E, as the same may be amended, supplemented or otherwise modified from time to time.

     "SUBSIDIARIES SECURITY AGREEMENT": each Security Agreement to be executed and delivered by a Subsidiary in favor of the Lender, substantially in the form of Exhibit F, as the same may be amended, supplemented or otherwise modified from time to time.

     "SUBSIDIARIES STOCK PLEDGE AGREEMENT": each Subsidiaries Stock Pledge Agreement to be executed and delivered by a Subsidiary, substantially in the form of EXHIBIT G, as the same may be amended, supplemented or otherwise modified from time to time.

     "SUBSIDIARY": as to any Person, a corporation, partnership or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a "Subsidiary" or to "Subsidiaries" in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

     "TERMINATION DATE": December 31, 2002.

     "TERM LOAN": as defined in subsection 2.1.

     "TERM LOAN COMMITMENT": the obligation of the Lender to make a Term Loan to the Borrower hereunder in an aggregate principal amount at any one time not to exceed $5,000,000, as the same may be reduced from time to time pursuant to subsections 4.4 and 4.5.

     "TERM LOAN COMMITMENT FEE": a fee of 0.25% of the average daily unused portion of the Term Loan Facility from the Closing Date to the termination of the availability of the Term Loan.

     "TERM LOAN FACILITY": the Term Loan Facility provided for in Section 2 hereof.

     "TERM LOAN VALUE CERTIFICATE": a certificate substantially in the form of EXHIBIT K hereto, only completed and certified by a Responsible Officer of the Borrower.

     "TERM NOTE": as defined in subsection 4.1(d).

     "TRANCHE": the collective reference to Eurodollar Loans having then current Interest Periods which began on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

     "TRANSFEREE": as defined in subsection 10.6(d).

     "TYPE": as to any Loan, its nature as an ABR Loan or a Eurodollar Loan.

     "WARRANT AGREEMENT": the Warrant Agreement to be executed by the Borrower, substantially in the form of EXHIBIT L, as the same may be amended, supplemented or otherwise modified from time to time.

     1.2. Other Definitional Provisions:
          -----------------------------

     (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in any Notes or any certificate or other document made or delivered pursuant hereto.

     (b) As used herein and in any Notes, and any certificate or other document made or delivered pursuant hereto, accounting terms relating to the Borrower and its Subsidiaries not defined in subsection 1.1 and accounting terms partly defined in subsection 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP.

     (c) The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, subsection, Schedule and Exhibit references are to this Agreement unless otherwise specified.

     (d) In the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each mean "to but excluding". Periods of days referred to in this Agreement shall be counted in calendar days unless Business Days are expressly prescribed. Any period determined hereunder by reference to a month or months or year or years shall end on the day in the relevant calendar month in the relevant year, if applicable, immediately preceding the date numerically corresponding to the first day of such period, PROVIDED, that if such period commences on the last day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month during which such period is to end), such period shall, unless otherwise expressly required by the other provisions of this Agreement, end on the last day of the calendar month.

     (e) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

     SECTION 2. AMOUNT AND TERMS OF TERM LOAN COMMITMENTS

     2.1. TERM LOAN. Subject to the terms and conditions hereof, the Lender agrees to make term loans (the "TERM LOANS") to the Borrower from time to time during the period from the date hereof until the Conversion Date in an amount not to exceed the lesser of the Available Term Loan Commitment and 6.5 times the sum of the Borrower's trailing three-month EBITDA plus, if the proceeds of such Term Loan are to be used for an acquisition permitted by the terms of this Agreement, the trailing three-month EBITDA of each company to be so acquired, subject to any adjustments required by the Lender at its discretion. The Term Loans may from time to time be (a) Eurodollar Loans, (b) ABR Loans or (c) a combination thereof, as determined by the Borrower and notified to the Lender in accordance with subsections 2.2 and 4.7. Amounts borrowed under this subsection
2.1 and repaid or prepaid may not be reborrowed.

     2.2. PROCEDURE FOR TERM LOAN BORROWING. The Borrower shall give the Lender its irrevocable Notice of Borrowing (which notice must be received by the Lender prior to 10:00 A.M., New York City time, (x) three Business Days prior to the requested borrowing date, if all or any part of the requested Term Loan is to be initially Eurodollar Loans or (y) one Business Day prior to the requested borrowing date, otherwise) together with a completed Term Loan Value Certificate, requesting that the Lender make the Term Loan on the requested borrowing date and specifying the amount to be borrowed. The Lender will make the amount of the Term Loan available to the Borrower prior to 11:00 A.M., New York City time, on the requested borrowing date, by transferring to the account directed by the Borrower (which account need not be maintained by the Lender) the amounts made available.

     2.3. Amortization of Term Loan.
          -------------------------

     (a) The Borrower shall repay the Term Loan on the following dates (or, if such date is not a Business Day, on the immediately preceding Business Day) in the amounts indicated, determined as a percentage of the aggregate amount of Term Loans outstanding on the Conversion Date (after giving effect to any prepayments required by subsection 4.5 and which amount shall be reduced as a result of the application of further prepayments by subsection 4.3):

            Period                     Amount
            ------                     ------


          March 31, 1999                6.25%
          June 30, 1999                 6.25%
          September 30, 1999            6.25%
          December 31, 1999             6.25%
          March 31, 2000                8.75%
          June 30, 2000                 8.75%
          September 30, 2000            8.75%
          December 31, 2000             8.75%
          March 31, 2001                   5%
          June 30, 2001                    5%
          September 30, 2001               5%
          December 31, 2001                5%
          March 31, 2002                   5%
          June 30, 2002                    5%
          September 30, 2002               5%
          December 31, 2002                5%

     (b) The Borrower shall repay any then-outstanding Term Loan on the Termination Date.

     2.4. Use of Proceeds of Term Loan. The proceeds of the Term Loan shall be utilized by the Borrower to (a) refinance existing indebtedness of the Loan Parties, (b) finance any future acquisitions permitted hereunder of the Loan Parties, (c) provide working capital to the Loan Parties and (d) for other general corporate purposes of the Loan Parties.

     SECTION 3. AMOUNT AND TERMS OF REVOLVING CREDIT COMMITMENTS

     3.1. Revolving Credit Commitments.
          ----------------------------

     (a) Subject to the terms and conditions hereof, the Lender agrees to make revolving credit loans ("REVOLVING CREDIT LOANS") to the Borrower from time to time during the Commitment Period in an aggregate principal amount at any one time outstanding which does not exceed the Available Revolving Credit Commitment. During the Commitment Period the Borrower may use the Revolving Credit Commitments by borrowing, prepaying the Revolving Credit Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof.

     (b) The Revolving Credit Loans may from time to time be (i) Eurodollar Loans, (ii) ABR Loans or (iii) a combination thereof, as determined by the Borrower and notified to the Lender in accordance with subsections 3.2 and 4.7, PROVIDED that no Revolving Credit Loan shall be made as a Eurodollar Loan after the day that is one month prior to the Termination Date.

     3.2. PROCEDURE FOR REVOLVING CREDIT BORROWING. The Borrower may borrow under the Revolving Credit Commitments during the Commitment Period on any Business Day, provided that the Borrower shall deliver to the Lender the Borrower's irrevocable Notice of Borrowing prior to 10:00 A.M., New York City time, (a) three Business Days prior to the requested borrowing date, if all or any part of the requested Revolving Credit Loans are to be initially Eurodollar Loans or (b) one Business Day prior to the requested borrowing date, otherwise. The Lender will make the amount in funds available to the Borrower by 11:00 A.M., New York City time, on the borrowing date, by transferring to the account directed by the Borrower (which account need not be maintained by the Lender) the amounts made available.

     3.3. USE OF PROCEEDS OF REVOLVING CREDIT LOANS. The proceeds of the Revolving Credit Loans shall be utilized by the Borrower to (a) refinance existing indebtedness of the Loan Parties and (b) finance any future acquisitions permitted hereunder of the Loan Parties, (c) provide working capital of the Loan Parties and (d) for other general corporate purposes of the Loan Parties.

     SECTION 4. PROVISIONS RELATING TO THE EXTENSIONS OF CREDIT; FEES AND
                PAYMENTS

     4.1. Repayment of Loans; Evidence of Debt.
          ------------------------------------

     (a) The Borrower hereby unconditionally promises to pay to the Lender (i) the then unpaid principal amount of each Revolving Credit Loan on the Termination Date (or such earlier date on which the Revolving Credit Loans become due and payable pursuant to Section 9), and (ii) the principal amount of the Term Loan on the dates and in the amounts set forth in subsection 2.3 (or the then unpaid principal amount of such Term Loan, on the date that the Term Loan become due and payable pursuant to Section 9). The Borrower hereby further agrees to pay interest on the unpaid principal amount of the Loans from time to time outstanding from the date hereof until payment in full thereof at the rates per annum, and on the dates, set forth in subsection 4.9.


     (b) The Lender shall record (i) the amount of each Revolving Credit Loan and Term Loan made hereunder, the Type thereof and each Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to the Lender hereunder and (iii) the amount of any sum received by the Lender hereunder from the Borrower.


     (c) The entries recorded by the Lender shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; PROVIDED, HOWEVER, that the failure of the Lender to record or any error in any record shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to such Borrower by the Lender in accordance with the terms of this Agreement.


     (d) The Borrower shall execute and deliver to the Lender (i) a promissory note of the Borrower evidencing the Term Loan of the Lender, substantially in the form of EXHIBIT A with appropriate insertions as to date and principal amount (the "TERM NOTE") and
(ii) a promissory note of the Borrower evidencing the Revolving Credit Loans, substantially in the form of EXHIBIT B with appropriate insertions as to date and principal amount (a "REVOLVING CREDIT NOTE").

     4.2. Commitment Fee.
          --------------

     (a) The Borrower agrees to pay (i) the Term Loan Commitment Fee and (ii) the Revolving Credit Commitment Fee (together, the "COMMITMENT FEES").

     (b) Such Commitment Fees shall be (i) calculated on the basis of a 365/366 day year and (ii) payable quarterly, in arrears, on the last Business Day of each March, June, September and December and on the Termination Date or such earlier date as the Revolving Credit Commitments shall terminate as provided herein, commencing on the first of such dates to occur after the date hereof.

     4.3. OPTIONAL PREPAYMENTS. The Borrower may at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty (except as provided in subsection 4.6), upon at least three Business Days' (or, in the case of prepayments of ABR Loans, one Business Day's) irrevocable notice to the Lender (which notice must be received by the Lender prior to 10:00 A.M., New York City time, on the date upon which such notice is due), specifying the date and amount of prepayment and whether the prepayment is of Eurodollar Loans, ABR Loans or a combination thereof, and, if of a combination thereof, the amount allocable to each. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with any amounts payable pursuant to subsection 4.15 and, except in the case of prepayments of Revolving Credit Loans that are ABR Loans, accrued interest to such date on the amount prepaid. Partial prepayments shall be in an aggregate principal amount of $100,000 or an integral multiple thereof or in the amount of the outstanding Revolving Credit Loans or Term Loans.

     4.4. OPTIONAL TERMINATION OR REDUCTION OF COMMITMENTS. The Borrower shall have the right, upon not less than five Business Days' notice to the Lender, to terminate the Commitments or, from time to time, to reduce the amount of the Commitments; PROVIDED that no such termination or reduction shall be permitted
(i) with respect to the Revolving Credit Commitment if after giving effect thereto and to any prepayments of the Revolving Credit Loans made on the effective date thereof, the aggregate principal amount of the Revolving Credit Loans then outstanding, would exceed the Revolving Credit Commitments then in effect and (ii) with respect to the Term Loan Commitment if, after giving effect thereto and to any prepayments of the Term Loans made on the effective date thereof, the aggregate principal amount of the Term Loans then outstanding would exceed the Term Loan Commitment then in effect. Any such reduction shall be in an amount equal to $500,000 or an integral multiple in excess thereof and shall reduce permanently the affected Commitments then in effect.

     4.5. Mandatory Reduction of Commitments and Prepayments.
          --------------------------------------------------

     (a) If at any time the Aggregate Outstanding Extensions of Credit exceed the lesser of the Loan Value of Eligible Collateral and the Revolving Credit Commitment, the Borrower shall immediately repay the Revolving Credit Loans, such repayments to be in an aggregate amount equal to such excess.

     (b) Commencing with the Borrower's fiscal year ending December 30, 1999, the Borrower shall, as promptly as is practicable (and, in any event, within 90 days following the end of the Borrower's fiscal year) repay the Term Loan and reduce the Term Loan Commitment by the amount equal to 75% of Excess Cash Flow for each such fiscal year.

     (c) The Borrower shall, as promptly as is practicable (and, in any event, within one Business Day following the receipt thereof), repay the Loans and reduce the Commitments by the amount equal to the aggregate amount of Net Proceeds received from any Net Proceeds Event; PROVIDED that no such repayment and reduction shall be due pursuant to this subsection 4.5(c) with respect to any Net Proceeds Event on account of:

          (i) the sale, transfer or other disposition by the Borrower or any of its Subsidiaries of any real or personal, tangible or intangible, property of the Borrower and its Subsidiaries, to the extent that the Net Proceeds from such sale, transfer or other disposition (in the aggregate with the Net Proceeds from all other sales, transfers and other dispositions occurring during such fiscal year) is less than $100,000; or

          (ii) the recovery by the Borrower of amounts owing to it under property insurance policies except, to the extent that (1) such recoveries exceed the reasonably estimated cost of replacing the property on account of which such amounts were paid to the Borrower and its Subsidiaries or (2) the Borrower and its Subsidiaries are not diligently proceeding with such replacement.

     (d) Any payments of the Loans and reductions of the Commitments made pursuant to (i) subsection 4.5(b) shall be applied in inverse order of maturity to the then outstanding installments of the Term Loan or (ii) subsection 4.5(c) shall be applied, first, to the prepayment of the Term Loan (with such prepayment being applied in inverse order of maturity to the then outstanding installments thereof) and, second, to repay Revolving Credit Loans and reduce the Revolving Credit Commitments. Unless the Borrower otherwise elects, the application of prepayments made pursuant to this subsection 4.5 shall be made, first, to ABR Loans and, SECOND, to Eurodollar Loans.

     4.6. PREPAYMENT PREMIUM. If, on or before the Conversion Date, the Borrower prepays any portion of the Loans with the proceeds of a loan from another lender, the Borrower shall pay to the Lender, on or before the date of such prepayment, a prepayment premium of 1% on any outstanding obligations so repaid, PROVIDED, HOWEVER, that such prepayment premium shall not be due and payable if the Borrower prepays the Loans with the proceeds of a loan from another lender
(a) if the Lender fails to designate a different lending office under circumstances described in subsection 4.16.

     4.7. Conversion and Continuation Options.
          -----------------------------------

     (a) The Borrower may elect from time to time to convert Eurodollar Loans to ABR Loans by delivering to the Lender an irrevocable Notice of Borrowing by 10:00 A.M., New York City time, at least one Business Day prior to the requested date of conversion; PROVIDED that any such conversion of Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto. The Borrower may elect from time to time to convert ABR Loans to Eurodollar Loans by delivering to the Lender an irrevocable Notice of Borrowing by 10:00 A.M., New York City time, at least three Business Days prior to the requested conversion date. Any such Notice of Borrowing with respect to a conversion to Eurodollar Loans shall specify the length of the initial Interest Period or Interest Periods therefor. All or any part of outstanding Eurodollar Loans and ABR Loans may be converted as provided herein, PROVIDED that (i) no Loan may be converted into a Eurodollar Loan when any Default or Event of Default has occurred and is continuing and the Lender has determined that such a conversion is not appropriate and (ii) no Loan may be converted into a Eurodollar Loan after the date that is one month prior to the Termination Date (in the case of conversions of Revolving Credit Loans) or the date of the final installment of principal of the Term Loan.

     (b) Any Eurodollar Loans may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower delivering to the Lender an irrevocable Notice of Borrowing, in accordance with the applicable provisions of the term "INTEREST PERIOD" set forth in subsection 1.1, of the length of the next Interest Period to be applicable to such Loans, PROVIDED that no Eurodollar Loan may be continued as such (i) when any Event of Default has occurred and is continuing and the Lender has determined that such a continuation is not appropriate or (ii) after the date that is one month prior to the Termination Date (in the case of continuations of Revolving Credit Loans) or the date of the final installment of principal of the Term Loan and PROVIDED, FURTHER, that if the Borrower shall fail to give such notice or if such continuation is not permitted such Loans shall be automatically converted to ABR Loans on the last day of such then expiring Interest Period.

     4.8. MINIMUM AMOUNTS AND MAXIMUM NUMBER OF TRANCHES. All borrowings, conversions and continuations of Eurodollar Loans hereunder and all selections of Interest Periods hereunder shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, the aggregate principal amount of the Eurodollar Loans comprising each Tranche shall be equal to $500,000 or a whole multiple of $250,000 in excess thereof. In no event shall there be more than 5 Tranches of Eurodollar Loans outstanding at any time.

     4.9. Interest Rates and Payment Dates.
          --------------------------------

     (a) Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such day plus the then Applicable Margin.

     (b) Each ABR Loan shall bear interest at a rate per annum equal to the ABR plus the then Applicable Margin.

     (c) If all or a portion of (i) any principal of any Loan, (ii) any interest payable thereon, (iii) any commitment fee or (iv) any other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), the principal of the Loans and any such overdue interest, commitment fee or other amount shall bear interest at a rate per annum which is (x) in the case of principal, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this subsection 4.9(c) plus 2% or (y) in the case of any such overdue interest, commitment fee or other amount, the rate described in paragraph (b) of this subsection plus 2%, in each case from the date of such non-payment until such overdue principal, interest, commitment fee or other amount is paid in full (as well after as before judgment).

     (d) Interest shall be payable in arrears on each Interest Payment Date, PROVIDED that interest accruing pursuant to paragraph (c) of this subsection shall be payable from time to time on demand.

     (e) Notwithstanding anything to the contrary contained herein, in no event shall the Borrower be obligated to pay interest in excess of the maximum amount which is chargeable under applicable law.

     4.10. Computation of Interest and Fees.
           --------------------------------

     (a) Commitment Fees and, whenever it is calculated on the basis of the ABR, interest shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed; and, otherwise, interest shall be calculated on the basis of a 360-day year for the actual days elapsed. The Lender shall as soon as practicable notify the Borrower of each determination of a Eurodollar Rate. Any change in the interest rate on a Loan resulting from a change in the ABR or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective.

     (b) Each determination of an interest rate by the Lender pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower in the absence of manifest error. The Lender shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Lender in determining any interest rate pursuant to subsection 4.9(a).

     4.11. INABILITY TO DETERMINE INTEREST RATE. If prior to the first day of any Interest Period:

     (a) the Lender shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or

     (b) the Lender shall have determined that the Eurodollar Rate determined (which determination shall be conclusive and binding upon the Borrower) for such Interest Period will not adequately and fairly reflect the cost to the Lender of making or maintaining their affected Loans during such Interest Period, the Lender shall give telecopy or telephonic notice thereof to the Borrower as soon as practicable thereafter. If such notice is given (x) any Eurodollar Loans requested to be made on the first day of such Interest Period shall be made as ABR Loans, (y) any Loans that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be converted to or continued as ABR Loans and (z) any outstanding Eurodollar Loans shall be converted, on the first day of such Interest Period, to ABR Loans. Until such notice has been withdrawn by the Lender, no further Eurodollar Loans shall be made or continued as such, nor shall the Borrower have the right to convert Loans to Eurodollar Loans.

     4.12. ILLEGALITY. Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof shall make it unlawful for the Lender to make or maintain Eurodollar Loans as contemplated by this Agreement, (a) the commitment of the Lender hereunder to make Eurodollar Loans, continue Eurodollar Loans as such and convert ABR Loans to Eurodollar Loans shall forthwith be canceled and (b) the Lender's Loans then outstanding as Eurodollar Loans, if any, shall be converted automatically to ABR Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law. If any such conversion of a Eurodollar Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrower shall pay to the Lender such amounts, if any, as may be required pursuant to subsection 4.15.

     4.13. Requirements of Law.
           -------------------

     (a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by the Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

          (i) shall subject the Lender to any tax of any kind whatsoever with respect to this Agreement, any Note or any Eurodollar Loan made by it, or change the basis of taxation of payments to the Lender in respect thereof (except for Non-Excluded Taxes covered by subsection 4.14 and changes in the rate of net income taxes or franchise taxes (imposed in lieu of net income taxes) of the Lender);

          (ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of the Lender which is not otherwise included in the determination of the Eurodollar Rate hereunder; or


          (iii) shall impose on the Lender any other condition;

and the result of any of the foregoing is to increase the cost to the Lender, by an amount which the Lender deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the

Borrower shall promptly pay the Lender such additional amount or amounts as will compensate the Lender for such increased cost or reduced amount receivable.

     (b) If the Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by the Lender or any corporation controlling the Lender with any request or directive regarding capital adequacy (whether or not having the force of law, if compliance therewith is a customary banking practice) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on the Lender's or such corporation's capital as a consequence of its obligations hereunder to a level below that which such corporation could have achieved but for such adoption, change or compliance (taking into consideration the Lender's or such corporation's policies with respect to capital adequacy) by an amount deemed by the Lender to be material, then from time to time, the Borrower shall promptly pay to the Lender such additional amount or amounts as will compensate the Lender for such reduction.

     (c) If the Lender becomes entitled to claim any additional amounts pursuant to this subsection 4.13, it shall promptly notify the Borrower (with a copy to the Lender) of the event by reason of which it has become so entitled. A certificate as to any additional amounts payable pursuant to this subsection
4.13 submitted by the Lender to the Borrower (with a copy to the Lender) shall be conclusive in the absence of manifest error. The agreements in this subsection 4.13 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

     4.14. Taxes.
           -----

     (a) All payments made by the Borrower under this Agreement and any Notes shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding net income taxes and franchise taxes (imposed in lieu of net income taxes) imposed on the Lender as a result of a present or former connection between the Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any Note). If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings ("NON-EXCLUDED TAXES") are required to be withheld from any amounts payable to the Lender hereunder or under any Note, the amounts so payable to the Lender shall be increased to the extent necessary to yield to the Lender (after payment of all Non-Excluded Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement. Whenever any Non-Excluded Taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to the Lender for its own account a certified copy of an original official receipt received by the Borrower showing payment thereof. If the Borrower fails to pay any Non-Excluded Taxes when due to the appropriate taxing authority or fails to remit to the Lender the required receipts or other required documentary evidence, the Borrower shall indemnify the Lender for any incremental taxes, interest or penalties that may become payable by the Lender as a result of any such failure. The agreements in this subsection 4.14 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

     (b) If the Lender shall receive a credit or refund from a taxing authority with respect to, and actually resulting from, an amount of Non-Excluded Taxes actually paid to or on behalf of the Lender by the Borrower (a "TAX CREDIT"), the Lender shall promptly notify the Borrower of such Tax Credit. If such Tax Credit is received by the Lender in the form of cash, the Lender shall promptly pay to the Borrower the amount so received with respect to the Tax Credit. If such Tax Credit is not received by the Lender in the form of cash, the Lender shall pay the amount of such Tax Credit not later than the time prescribed by applicable Law for filing the return (including extensions of time) for the Lender's taxable period which includes the period in which the Lender receives the economic benefit of such Tax Credit. In any event, the amount of any Tax Credit payable by a Lender to the Borrower pursuant to this clause (c) shall not exceed the actual amount of cash refunded to, or credits received and usable (in accordance with the actual practices then in use by the Lender) by, the Lender from a taxing authority. In determining the amount of any Tax Credit, a Lender may use such apportionment and attribution rules as the Lender customarily employs in allocating taxes among its various operations and income sources and such determination shall be conclusive absent manifest error. The Borrower further agrees promptly to return to a Lender the amount paid to the Borrower with respect to a Tax Credit by the Lender if the Lender is required to repay, or is determined to be ineligible for, a Tax Credit for such amount. Notwithstanding anything to the contrary contained herein, the Borrower hereby acknowledges and agrees that (i) the Lender shall not be obligated to provide the Borrower with details of the tax position of the Lender and (ii) the Borrower shall have no right to inspect any records (including tax returns) of the Lender.

     4.15. INDEMNITY. The Borrower agrees to indemnify the Lender and to hold the Lender harmless from any loss or expense which the Lender may sustain or incur as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment of Eurodollar Loans on a day which is not the last day of an Interest Period with respect thereto. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest which would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by the Lender) which would have accrued to the Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

     4.16. CHANGE OF LENDING OFFICE. The Lender agrees that if it makes any demand for payment under subsection 4.13 or 4.14(a), or if any adoption or change of the type described in subsection 4.12 shall occur with respect to it, it will use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions and so long as such efforts would not be disadvantageous to it, as determined in its good faith discretion) to designate a different lending office if the making of such a designation would reduce or obviate the need for the Borrower to make payments under subsection 4.13 or 4.14(a), or would eliminate or reduce the effect of any adoption or change described in subsection 4.12.

     SECTION 5. REPRESENTATIONS AND WARRANTIES

     To induce the Lender to enter into this Agreement and to make the Loans the Borrower hereby represents and warrants to the Lender that:

     5.1. FINANCIAL CONDITION. The consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at December 30, 1995 and the related consolidated statements of income and cash flows for the fiscal year ended on such date, reported on by KPMG Peat Marwick LLP, copies of which have heretofore been furnished to the Lender, are complete and correct and present fairly in all material respects the consolidated financial condition of the Borrower and its consolidated Subsidiaries as at such date, and the consolidated results of their operations and their consolidated cash flows for the fiscal year then ended. The unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at November 23, 1996 and the related unaudited consolidated statements of income and of cash flows for the eleven-month period ended on such date, certified by a Responsible Officer, copies of which have heretofore been furnished to the Lender, are complete and correct and present fairly in all material respects the consolidated financial condition of the Borrower and its consolidated Subsidiaries as at such date, and the consolidated results of their operations and their consolidated cash flows for the eleven-month period then ended (subject to normal year-end audit adjustments and the absence of footnotes). All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by such accountants or Responsible Officer, as the case may be, and as disclosed therein). Neither the Borrower nor any of its consolidated Subsidiaries had, at the date of the most recent balance sheet referred to above, any material Guarantee Obligation, contingent liability or liability for taxes, or any long-term lease or unusual forward or long-term commitment, including, without limitation, any interest rate or foreign currency swap or exchange transaction, which is not reflected in the foregoing statements or in the notes thereto. Except (i) to the extent permitted under this Agreement (ii) for the write down of specific Opthamalic Excimer Lasers, owned by the Borrower or its Subsidiaries as of the date hereof, in an aggregate amount of $2,500,000, as disclosed to the Lender prior to the date hereof, or (iii) as otherwise separately disclosed to the Lender in writing prior to the date hereof, there has been no sale, transfer or other disposition by the Borrower or any of its consolidated Subsidiaries of any material part of its business or property and except for the E.B. Brown Acquisition, no purchase or other acquisition of any business or property (including any capital stock of any other Person) material in relation to the consolidated financial condition of the Borrower and its consolidated

Subsidiaries at December 30, 1995 during the period from December 30, 1995 and including the date hereof.

     5.2. NO CHANGE. Since December 30, 1995, there has been no development or event which has had or could reasonably be expected to have a Material Adverse Effect.

     5.3. DISCLOSURE. No information, schedule, exhibit or report or other document furnished by the Borrower or any of its Subsidiaries to the Lender in connection with the negotiation of this Agreement or any other Loan Document (or pursuant to the terms hereof or thereof), as such information, schedule, exhibit or report or other document has been amended, supplemented or superseded by any other information, schedule, exhibit or report or other document later delivered to the same parties receiving such information, schedule, exhibit or report or other document, contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statements contained therein, in light of the circumstances when made, not materially misleading.

     5.4. CORPORATE EXISTENCE; COMPLIANCE WITH LAW. Each of the Borrower and its Subsidiaries (i) is duly organized, validly existing and (in the case of the Borrower and its Subsidiaries) in good standing under the laws of the jurisdiction of its organization, (ii) has the corporate power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged,
(iii) in the case of the Borrower and its Subsidiaries, is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, except to the extent that all failures to be so qualified could not, in the aggregate, reasonably be expected to have a Material Adverse Effect and (iv) is in compliance with all Requirements of Law except to the extent that all failures to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

     5.5. CORPORATE POWER, AUTHORIZATION, ENFORCEABLE OBLIGATIONS. The Borrower has the corporate power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and to borrow hereunder and has taken all necessary corporate action to authorize the borrowings on the terms and conditions of this Agreement and any Notes and to authorize the execution, delivery and performance of the Loan Documents to which it is a party. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the borrowings hereunder or with the execution, delivery, performance, validity or enforceability of the Loan Documents to which the Borrower is a party, except as required to comply with federal or state securities law in connection with the Warrant Agreement for which such consents authorizations, filings, notices, or other actions have been obtained or made. This Agreement has been, and each other Loan Document to which it is a party will be, duly executed and delivered on behalf of the Borrower. This Agreement constitutes, and each other Loan Document to which it is a party when executed and delivered will constitute, a legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

     5.6. NO LEGAL BAR. The execution, delivery and performance of the Loan Documents to which the Borrower is a party, the borrowings hereunder and the use of the proceeds thereof will not violate any material Requirement of Law or material Contractual Obligation of the Borrower or of any of its Subsidiaries and will not result in, or require, the creation or imposition of any Lien on any of its or their respective properties or revenues pursuant to any such Requirement of Law or Contractual Obligation.

     5.7. NO MATERIAL LITIGATION. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened by or against the Borrower or any of its Subsidiaries or against any of its or their respective properties or revenues
(a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) which could reasonably be expected to have a Material Adverse Effect.

     5.8. NO DEFAULT. Neither the Borrower nor any of its Subsidiaries is in default under or with respect to any of its Contractual Obligations in any respect which could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

     5.9. OWNERSHIP OF PROPERTY; LIENS. Each of the Borrower and its Subsidiaries has good record and marketable title in fee simple to, or a valid leasehold interest in, all its real property, and good title to, or a valid leasehold interest in, all its other property, and none of such property is subject to any Lien except as permitted by subsection 8.3.

     5.10. INTELLECTUAL PROPERTY. The Borrower and each of its Subsidiaries owns, or is licensed to use, all trademarks, trade names, copyrights, technology, know-how and processes necessary for the conduct of its business as currently conducted, except for those the failure to own or license which could not reasonably be expected to have a Material Adverse Effect (the "INTELLECTUAL PROPERTY"). No claim has been asserted and is pending by any Person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property which, if accurate, could reasonably be expected to have a Material Adverse Effect, nor does the Borrower know of any valid basis for any such claim. To the best knowledge of the Borrower, the use of such Intellectual Property by the Borrower and its Subsidiaries does not infringe on the rights of any Person, except for such claims and infringements that, in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

     5.11. NO BURDENSOME RESTRICTIONS. No Requirement of Law applicable to the Borrower or any of its Subsidiaries could reasonably be expected to have a Material Adverse Effect.

     5.12. TAXES. Each of the Borrower and its Subsidiaries has filed or caused to be filed all tax returns which, to the knowledge of the Borrower, are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Borrower or its Subsidiaries, as the case may be); no tax Lien has been filed, and, to the knowledge of the Borrower, no claim is being asserted, with respect to any such tax, fee or other charge.

     5.13. FEDERAL REGULATIONS. No part of the proceeds of any Loans will be used in any manner which would violate, or result in the violation of, Regulation D, Regulation G or Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect. If requested by the Lender, the Borrower will furnish to the Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1 referred to in said Regulation G or Regulation U, as the case may be.

     5.14. ERISA. Neither a Reportable Event nor an "accumulated funding deficiency" (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan, and each Plan has complied in all material respects with the applicable provisions of ERISA and the Code. No termination of a Single Employer Plan has occurred, and no Lien in favor of the PBGC or a Plan has arisen, during such five-year period. The present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits. Neither the Borrower nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan, and neither the Borrower nor any Commonly Controlled Entity would become subject to any liability under ERISA if the Borrower or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made. No such Multiemployer Plan is in Reorganization or Insolvent. The present value (determined using actuarial and other assumptions which are reasonable in respect of the benefits provided and the employees participating) of the liability of the Borrower and each Commonly Controlled Entity for post retirement benefits to be provided to their current and former employees under Plans which are welfare benefit plans (as defined in Section 3(l) of ERISA) does not, in the aggregate, exceed the assets under all such Plans allocable to such benefits by an amount in excess of $250,000.

     5.15. INVESTMENT COMPANY ACT; OTHER REGULATIONS. The Borrower is not an "investment company", or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended. The Borrower is not subject to regulation under any Federal or State statute or regulation (other than Regulation X of the Board of Governors of the Federal Reserve System) which limits its ability to incur Indebtedness.

     5.16. SUBSIDIARIES. Schedule II hereto sets forth all of the Subsidiaries of the Borrower at the date hereof, together with the ownership, jurisdiction and gross assets as of November 23, 1996 of each.

     5.17. Environmental Matters.
           ---------------------

     (a) Except as otherwise disclosed to the Lender, as listed on SCHEDULE VII, the facilities and properties owned, leased or operated by the Borrower, any of its Subsidiaries (the "PROPERTIES") do not contain, and have not previously contained, any Materials of Environmental Concern in amounts or concentrations which (i) constitute or constituted a violation of, or (ii) could reasonably be expected to give rise to liability under, any Environmental Law, except in either case insofar as such violation or liability, or any aggregation thereof, is not reasonably likely to result in the payment of a Material Environmental Amount.

     (b) The Properties and all operations at the Properties are in compliance, and have in the last 3 years been in compliance, in all material respects with all applicable Environmental Laws, and there is no contamination at or under (or, to the knowledge of the Borrower, about) the Properties or violation of any Environmental Law with respect to the Properties or the business operated by the Borrower or any of its Subsidiaries (the "Business") except insofar as such violation or failure to be in compliance or contamination, or any aggregation thereof, is not reasonably likely to result in the payment of a Material Environmental Amount.

     (c) Neither the Borrower nor any of its Subsidiaries has received any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the Business, nor does the Borrower have knowledge or reason to believe that any such notice will be received or is being threatened, except insofar as such notice or threatened notice, or any aggregation thereof, does not involve a matter or matters that is or are reasonably likely to result in the payment of a Material Environmental Amount.

     (d) Materials of Environmental Concern have not been transported or disposed of from the Properties in violation of, or in a manner or to a location which could reasonably be expected to give rise to liability under, any Environmental Law, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that could reasonably be expected to give rise to liability under, any applicable Environmental Law, except insofar as any such violation or liability referred to in this paragraph, or any aggregation thereof, is not reasonably likely to result in the payment of a Material Environmental Amount.

     (e) No judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Borrower, threatened, under any Environmental Law to which the Borrower, any of its Subsidiaries is or will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business, except insofar as such proceeding, action, decree, order or other requirement, or any aggregation thereof, is not reasonably likely to result in the payment of a Material Environmental Amount.

     (f) There has been no release or threat of release of Materials of Environmental Concern at or from the Properties, or arising from or related to the operations of the Borrower or any Subsidiary in connection with the Properties or otherwise in connection with the Business, in violation of or in amounts or in a manner that could reasonably give rise to liability under Environmental Laws, except insofar as any such violation or liability referred to in this paragraph, or any aggregation thereof, is not reasonably likely to result in the payment of a Material Environmental Amount.

     (g) With respect to the Subsidiary, E.B. Brown Opticians, Inc., the provisions of this subsection 5.17 are true and correct, PROVIDED, that, for such matters that occurred prior to the E.B. Brown Acquisition, the provisions of this subsection 5.17 are true and correct to the best of the Borrower's knowledge.

     5.18. Pledge Agreements.
           -----------------

     (a) Each Stock Pledge Agreement constitutes a legal, valid and binding obligation of the Loan Party who is party thereto, enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general equitable principles.

     (b) Upon delivery to the Lender of the stock certificates evidencing the pledged stock of which the issuer is a corporation organized under the laws of any jurisdiction within the United States, the security interests granted pursuant to the Stock Pledge Agreements will constitute a valid, perfected first priority security interest on such pledged stock, enforceable as such against all creditors of the respective pledgor and any Persons purporting to purchase any such pledged stock from the respective pledgor.

     5.19. Security Agreements.
           -------------------

     (a) Each Security Agreement constitutes a legal, valid and binding obligation of the grantor party thereto, enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general equitable principles.

     (b) Upon filing by the Lender of the financing statements at the locations listed on SCHEDULE III hereto (and, after the Closing Date, any additional filings required to be made pursuant to the Loan Documents) the security interests granted pursuant to the Security Agreements will constitute a valid, perfected first priority security interest on the Collateral (as defined therein) enforceable as such against all creditors of any grantor and any Persons purporting to purchase any such Collateral from the Loan Party who is the grantor with respect thereto (except purchasers of Inventory in the ordinary course of business).

     5.20. GUARANTEES. The provisions of each Guarantee are effective to create a legal, valid, binding and enforceable guarantee of the obligations described therein, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general equitable principles.

     5.21. SOLVENCY. The aggregate value of all of the assets of the Borrower and its Subsidiaries on a consolidated basis, at a fair valuation, exceeds the total liabilities of the Borrower and its Subsidiaries on a consolidated basis (including contingent, subordinated, unmatured and unliquidated liabilities). The Borrower and its Subsidiaries have the ability to pay their respective debts as they mature and do not have unreasonably small capital with which to conduct their respective businesses. For purposes of this subsection 5.21, the "fair valuation" of such assets shall be determined on the basis of that amount which may be realized within a reasonable time, in any manner through realization of the value of or dispositions of such assets at the regular market value, conceiving the latter as the amount which could be obtained for the properties in question within such period by a capable and diligent business person from an interested buyer who is willing to purchase under ordinary selling conditions.

     5.22. CAMBRIDGE EYE DOCTORS OF NEW HAMPSHIRE, INC.. The assets of the Subsidiary, Cambridge Eye Doctors of New Hampshire, Inc., shall not exceed $100,000, unless such Subsidiary complies with the provisions of subsection 7.10 as required by the provisions of subsection 7.11.

     5.23. FIXTURES. No Opthamalic Excimer Laser constitutes a good so related to particular real estate that an interest arises in it under real estate law of the applicable state, such that, any such Opthamalic Excimer Laser constitutes a fixture under the Uniform Commercial Code as in effect under applicable state law.

     SECTION 6. CONDITIONS PRECEDENT

     6.1. CONDITIONS TO INITIAL EXTENSIONS OF CREDIT. The agreement of the Lender to make the initial extension of credit requested to be made by it is subject to the satisfaction, immediately prior to or concurrently with the making of such extension of credit on the Closing Date, of the following conditions precedent:

     (a) LOAN DOCUMENTS. The Lender shall have received (i) this Agreement, executed and delivered by a duly authorized officer of the Borrower, (ii) each Stock Pledge Agreement, executed and delivered by a duly authorized officer of the party thereto, (iii) each Subsidiaries Guarantee, executed and delivered by a duly authorized officer of the party thereto, (iv) each Security Agreement, executed and delivered by a duly authorized officer of the party thereto, (v) the Warrant Agreement, executed and delivered by a duly authorized officer of the Borrower and (vi) within 30 days from the Closing Date, each Lock-box Agreement, executed and delivered by a duly authorized officer of the party thereto.

     (b) AGREEMENTS. The Lender shall have received true and correct copies, certified as to authenticity by the Borrower, of such documents or instruments as may be reasonably requested by the Lender.

     (c) CLOSING CERTIFICATE OF BORROWER. The Lender shall have received a certificate of the President or any Vice President and the Secretary or an Assistant Secretary of the Borrower, dated the Closing Date, (i) attaching the Charter and By-laws of the Borrower, (ii) attaching the resolutions of the Board of Directors of the Borrower with respect to the transactions contemplated hereby, (iii) certifying that such resolutions have not been amended, modified, revoked or rescinded as of the date of such certificate and (iv) certifying as to the incumbency and signature of the officers of the Borrower executing any Loan Document; such certificate (and the attachments thereto) shall be in form and substance satisfactory to the Lender.

     (d) CLOSING CERTIFICATE OF LOAN PARTIES. The Lender shall have received a certificate of the President or any Vice President and the Secretary or an Assistant Secretary of each Loan Party (other than the Borrower), dated the Closing Date, (i) attaching the Charter and By-Laws of such Loan Party, (ii) attaching the resolutions of the Board of Directors of such Loan Party with respect to the transactions contemplated hereby to which it is a party, (iii) certifying that such resolutions have not been amended, modified, revoked or rescinded as of the date of such certificate and (iv) certifying as to the incumbency and signature of the officers of such Loan Party executing any Loan Document; such certificate (and the attachments thereto) shall be in form and substance satisfactory to the Lender.

     (e) CORPORATE STRUCTURE. The Lender shall be satisfied with the corporate and legal structure and capitalization of the Loan Parties, including the terms and conditions of the charter, bylaws and each class of capital stock of the Loan Parties and of each agreement or instrument relating to such structure or capitalization.

     (f) FEES. The Lender shall have received, for its own account, the Facility Fee, together with all other accrued fees and expenses owing hereunder or in connection herewith (including, without limitation, accrued fees and disbursements of counsel to the Lender), to the extent that such fees and expenses have been presented for payment a reasonable time prior to the Closing Date.

     (g) LEGAL OPINIONS. The Lender shall have received an executed legal opinion of - Mintz, Levin, Coh, Ferris, Glovsky and Popeo, P.C., counsel to the Borrower and the other Loan Parties, substantially in the form of EXHIBIT H. The legal opinion shall cover such other matters incident to the transactions contemplated by this Agreement as the Lender may reasonably require.

     (h) PLEDGED STOCK; STOCK POWERS. The Lender shall have received the certificates representing the shares pledged pursuant to each of the Stock Pledge Agreements, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof.

     (i) ACTIONS TO PERFECT LIENS. The Lender shall have received evidence in form and substance reasonably satisfactory to it that all filings, recordings, registrations and other actions, including, without limitation, the filing of duly executed financing statements on form UCC-1, necessary or, in the reasonable opinion of the Lender, desirable to perfect the Liens created by the Security Documents shall have been completed.

     (j) LIEN SEARCHES. The Lender shall have received the results of a recent search by a Person reasonably satisfactory to the Lender, of the Uniform Commercial Code, judgment and tax lien filings which may have been filed with respect to personal property of the Borrower, and the results of such search shall be reasonably satisfactory to the Lender.

     (k) TERMINATION OF EXISTING CREDIT AGREEMENTS. The Lender shall have received evidence reasonably satisfactory to it of (i) the termination by the Borrower of the credit agreement, dated as of February 14, 1995 (as the same has been amended, supplemented or otherwise modified from time to time), between Arab Bank as lender and Cambridge Eye Associates, Inc. as Borrower, (ii) the payment of all amounts which are then due and payable thereunder and (iii) all Liens related thereto shall have been terminated and released.

     (l) REVIEW OF OPERATIONS. The Lender shall have completed a review of the operations of the Loan Parties (including, without limitation, a review of the financial statements, financial reporting and computer systems and inventory and receivables, from RAS Management Advisors, Inc. and appraisals of all Eligible Equipment), each in scope, and with results, satisfactory to the Lender; without limiting the generality of the foregoing, the Lender shall have been given such access to the management, records, books of account, contracts and properties of each Loan Party as it shall have requested.

     (m) INSURANCE. The Lender shall have received evidence in form and substance satisfactory to the Lender of the existence of the insurance required under subsection 7.5(d).

     (n) BORROWING BASE CERTIFICATE. The Lender shall have received a Borrowing Base Certificate dated as of the Closing Date.

     (o) SIGNATURE CARDS. The Lender shall have received signature cards, as executed on behalf of the Borrower in form satisfactory to the Lender provided to the Borrower by the Lender on a date reasonably in advance of the date of this Agreement.

     (p) LANDLORD CONSENTS. Within 150 days from the Closing Date, the Lender shall have received landlord consents from the Persons listed in Schedule IX in form and substance satisfactory to the Lender.

     (q) ADDITIONAL INFORMATION. The Lender shall have received such additional agreements, opinions, certifications, instruments, documents, orders, consents, financing statements, reports, studies, audits and other information in form and substance satisfactory to the Lender, as the Lender may reasonably request; PROVIDED, that the Borrower shall be permitted to provide a Good Standing Certificate for E.B. Brown Opticians, Inc. from the proper authorities in

Ohio State not later than 75 days after the Closing Date (on or before that day, E.B. Brown Opticians, Inc. may fail to qualify under subsection 5.4 but so shall qualify under the name E.B. Brown Acquisition Corp.).

     6.2. CONDITIONS TO EACH EXTENSION OF CREDIT. The agreement of the Lender to make any extension of credit requested to be made by it on any date (including, without limitation, its initial extension of credit) is subject to the satisfaction of the following conditions precedent:

     (a) REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties made by the Borrower and each other Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date.

     (b) NO DEFAULT. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

Each borrowing by the Borrower hereunder shall constitute a representation and warranty by the Borrower as of the date thereof that the conditions contained in this subsection 6.2 have been satisfied.

     SECTION 7. AFFIRMATIVE COVENANTS

     The Borrower hereby agrees that, so long as the Commitments remain in effect or any amount is owing to the Lender hereunder or under any other Loan Document, the Borrower shall and (except in the case of delivery of financial information, reports and notices) shall cause each of its Subsidiaries to:


     7.1. Financial Statements. Furnish to the Lender:
          --------------------

     (a) as soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower, a copy of the consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such year and the related consolidated statements of income and retained earnings and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on without a "going concern" or like qualification or exception, or qualification arising out of the scope of the audit, by KPMG Peat Marwick LLP or other independent certified public accountants of nationally recognized standing; and

     (b) as soon as available, but in any event not later than 30 days after the end of each month of the fiscal year of the Borrower, the unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such month and the related unaudited consolidated statements of income and retained earnings and of cash flows of the Borrower and its consolidated Subsidiaries for such month and the portion of the Borrower's fiscal year through the end of such month, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments);

all such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein).

     7.2. Certificates; Other Information. Furnish to the Lender:
          -------------------------------

     (a) concurrently with the delivery of the financial statements referred to in subsection 7.1(a), a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefore no knowledge was obtained of any Default or Event of Default, except as specified in such certificate;

     (b) concurrently with the delivery of the financial statements referred to in subsections 7.1(a) and (b), a certificate of a Responsible Officer (i) stating that, to the best of such Officer's knowledge, during such period (A) no Subsidiary has been formed or acquired (or, if any such Subsidiary has been formed or acquired, the Borrower has complied with the requirements of subsection 7.10 with respect thereto), (B) neither the Borrower nor any of its Subsidiaries has changed its name, its principal place of business, its chief executive office or the location of any material item of tangible Collateral without complying with the requirements of this Agreement and the Security Documents with respect thereto and (C) the Borrower has observed or performed all of its covenants and other agreements, and satisfied every condition, contained in this Agreement and the other Loan Documents to be observed, performed or satisfied by it, and that such Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate and (ii) setting forth the computations used by the Borrower in determining (as of the end of such fiscal period) compliance with the covenants contained in subsection 8.1;

     (c) concurrently with the delivery of the financial statements referred to in subsection 7.1(a), the consolidated financial report of the fiscal year as customarily prepared by the management of the Borrower for internal use together with a narrative description of any financial variances;

     (d) not later than 45 days after the end of each fiscal year of the Borrower, a copy of the projections by the Borrower of the operating budget and cash flow budget of the Borrower and its Subsidiaries for the succeeding fiscal year as adopted by the Board of Directors of the Borrower, such projections to be accompanied by a certificate of a Responsible Officer to the effect that such projections have been prepared on the basis of sound financial planning practice and that such Officer has no reason to believe they are incorrect or misleading in any material respect;

     (e) concurrently with the delivery of the projections referred to in subsection 7.2(d) the consolidated financial plan and financial forecasts as customarily prepared by the management of the Borrower for internal use together with a narrative description of the assumptions used in such projections;

     (f) within five days after the same are sent, copies of all financial statements and reports which the Borrower sends to its stockholders, and within five days after the same are filed, copies of all financial statements and reports which the Borrower may make to, or file with, the Securities and Exchange Commission or any successor or analogous Governmental Authority;

     (g) as soon as available and in any event within 10 days after the end of each month, a Borrowing Base Certificate, as at the end of such month, certified by a Responsible Officer of the Borrower; and

     (h) promptly, such additional financial and other information as the Lender may from time to time reasonably request.

     7.3. PAYMENT OF OBLIGATIONS. Pay, discharge or otherwise satisfy at or before maturity in accordance with customary terms or before they become delinquent, as the case may be, all of its material obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the Borrower or its Subsidiaries, as the case may be.

     7.4. CONDUCT OF BUSINESS AND MAINTENANCE OF EXISTENCE. Continue to engage in business of the same general type as now conducted by it and preserve, renew and keep in full force and effect its corporate existence and take all reasonable action to maintain all rights, privileges and franchises necessary or (in the reasonable judgment of the Borrower) desirable in the normal conduct of its business except as otherwise permitted pursuant to subsection 8.5; comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith could not, in the aggregate, be reasonably expected to have a Material Adverse Effect.

     7.5. Maintenance of Property; Insurance.
          ----------------------------------

     (a) Keep all property useful and necessary in its business in good working order and condition;

     (b) maintain with financially sound and reputable insurance companies' insurance policies on all its material property (including, in any event, all Collateral) and business in at least such amounts and against at least such risks as are usually insured against in the same general area by companies engaged in the same or a similar business;

     (c) maintain professional liability insurance by using best efforts to cause all of its professional independent contractors and professional employees to maintain professional liability insurance with financially sound and reputable insurance companies in at least such amounts and against such risks as are usually insured against in the same general area by companies engaged in the same or similar business; and

     (d) cause each insurance policy described in subsection 7.5(b) to contain endorsements, in form satisfactory to the Lender, providing that the insurance shall not be cancelable, except upon thirty (30) days prior written notice to the Lender. In the event of any termination or notice of non-payment by any insurer with respect to any policy or any lapse in the coverage thereunder, the Borrower shall cause such insurer to give prompt written notice to Johanna Connor or Insurance Department, Creditanstalt Corporate Finance, Inc., 2 Greenwich Plaza, Fourth Floor, Greenwich, CT 06830-6832 of the occurrence of such termination, nonpayment or lapse.

     7.6. INSPECTION OF PROPERTY; BOOKS AND RECORDS; DISCUSSIONS. Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities; and permit representatives of the Lender to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time (upon reasonable advance notice, when no Default or Event of Default has occurred and is continuing) and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of the Borrower and its Subsidiaries with officers and employees of the Borrower and its Subsidiaries and with its independent certified public accountants.

     7.7. Notices. Promptly give notice to the Lender of:
          -------

     (a) the occurrence of any Default or Event of Default;

     (b) any (i) default or event of default under any Contractual Obligation of the Borrower or any of its Subsidiaries or (ii) litigation, investigation or proceeding which may exist at any time between the Borrower or any of its Subsidiaries and any Governmental Authority, which in either case, if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;

     (c) any litigation or proceeding affecting the Borrower or any of its Subsidiaries in which the amount involved is $100,000 or more and not covered by insurance or in which injunctive or similar relief is sought which could have a Material Adverse Effect;

     (d) the following events, as soon as possible and in any event within 30 days after the Borrower knows or has reason to know thereof: (i) the occurrence or expected occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to a Plan, the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or the Borrower or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the terminating, Reorganization or Insolvency of, any Plan;

     (e) the acquisition or creation of any Subsidiary which has Capital Stock that is owned directly or indirectly by the Borrower or any Subsidiary;

     (f) the occurrence of (i) any material adverse change in the business, operations, property, condition (financial or otherwise) or prospects of the Borrower and its Subsidiaries taken as a whole or (ii) any development or event which could reasonably be expected to have a Material Adverse Effect on the rights or remedies of the Lender hereunder or under any of the other Loan Documents; and

     (g) any (I) Lien (other than the Liens permitted in subsection 8.3) on any of the Collateral or (ii) other event which could reasonably be expected to have a Material Adverse Effect on the aggregate value of Collateral or on the security interests created hereby.

Each notice pursuant to this subsection 7.7 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Borrower proposes to take with respect thereto.

     7.8. Environmental Laws.
          ------------------

     (a) Comply with, and use reasonable efforts to ensure compliance by all tenants and subtenants, if any, with, all applicable Environmental Laws and obtain and comply with and maintain, and use reasonable efforts to ensure that all tenants and subtenants obtain and comply with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws, except to the extent that failure to do so could not be reasonably expected to have a Material Adverse Effect.

     (b) Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws, except to the extent that the same are being contested in good faith by appropriate proceedings and the pendency of such proceedings could not be reasonably expected to have a Material Adverse Effect.

     7.9. Further Assurances.
          ------------------

     (a) Upon the request of the Lender, promptly perform or cause to be performed any and all acts and execute or cause to be executed any and all documents (including, without limitation, financing statements and continuation statements) for filing under the provisions of the Uniform Commercial Code or any other Requirement of Law which are necessary or reasonably advisable to maintain in favor of the Lender, for the benefit of the Lender, Liens on the Collateral that are duly perfected in accordance with all applicable Requirements of Law.

     (b) Upon request of the Lender, promptly provide such documents and legal opinions in respect of any aspect or consequence of the transactions contemplated hereby as the Lender shall reasonably request.

     7.10. Additional Collateral.
           ---------------------

     (a) With respect to any assets (other than assets having a de minimis value) acquired after the Closing Date by the Borrower or any of its Subsidiaries that are intended to be subject to the Lien created by any of the Security Documents but which are not so subject (other than (y) any assets described in paragraph (b) or (c) of this subsection 7.10 and (z) immaterial assets a Lien on which cannot be perfected by filing UCC-1 financing statements), promptly (and in any event within 30 days after the acquisition thereof): (i) if requested by the Lender, execute and deliver to the Lender such amendments to the relevant Security Documents or such other documents as the Lender may deem necessary or advisable to grant to the Lender a Lien on such assets, (ii) if requested by the Lender, take all actions necessary or advisable to cause such Lien to be duly perfected in accordance with all applicable Requirements of Law, including, without limitation, the filing of financing statements in such jurisdictions as may be requested by the Lender, and (iii) if requested by the Lender, deliver to the Lender legal opinions relating to the matters described in clauses (i) and (ii) immediately preceding, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Lender.

     (b) With respect to any Person that, subsequent to the Closing Date, becomes a Subsidiary, promptly (i) cause such new Subsidiary to become a party to a Subsidiaries Security Agreement pursuant to documentation which is in form and substance satisfactory to the Lender and (ii) deliver to the Lender legal opinions relating to due authorization, execution, delivery of such Subsidiaries Security Agreement by such new Subsidiary and the enforceability against it of such Subsidiaries Security Agreement, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Lender.

     (c) With respect to any Person that, subsequent to the Closing Date, becomes a Subsidiary, promptly (i) cause such new Subsidiary to become a party to a Subsidiaries Guarantee pursuant to documentation which is in form and substance satisfactory to the Lender and (ii) deliver to the Lender legal opinions relating to due authorization, execution, delivery of such Subsidiaries Guarantee by such new Subsidiary and the enforceability against it of such Subsidiaries Guarantee, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Lender.

     (d) With respect to any Person that, subsequent to the Closing Date, becomes a Subsidiary, promptly cause such new Subsidiary to (i) execute and deliver to the Lender a new stock pledge agreement or such amendments to the relevant Stock Pledge Agreement as the Lender shall deem necessary or reasonably advisable to grant to the Lender, for the benefit of the Lender, a Lien on the Capital Stock of such Subsidiary which is owned by the Borrower or any of its Subsidiaries, (ii) deliver to the Lender the certificates representing such Capital Stock, together with undated stock powers executed and delivered in blank by a duly authorized officer of the Borrower or such Subsidiary, as the case may be, (iii) cause such new Subsidiary to take all actions necessary or advisable to cause the Lien created by the relevant Subsidiary Security Agreement to be duly perfected in accordance with all applicable Requirements of Law, including, without limitation, the filing of financing statements in such jurisdictions as may be requested by the Lender and (iv) deliver to the Lender legal opinions relating to the matters described in clauses

(i), (ii) and (iii) immediately preceding, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Lender.

     7.11. CAMBRIDGE EYE DOCTORS OF NEW HAMPSHIRE, INC.. In the event that Cambridge Eye Doctors of New Hampshire, Inc. acquires any assets in excess of $100,000, after the date hereof, the Borrower shall cause such Subsidiary to promptly comply with the provisions of 7.10 as if such Subsidiary had become a Subsidiary on such date.

     SECTION 8. NEGATIVE COVENANTS

     The Borrower hereby agrees that, so long as the Commitments remain in effect or any amount is owing to the Lender hereunder or under any other Loan Document, the Borrower shall not, and (except with respect to subsection 8.1) shall not permit any of its Subsidiaries to, directly or indirectly:

     8.1. Financial Condition Covenants.
          -----------------------------

     (a) EBITDA. Permit, for any of the "Test Periods" ending on the dates set forth below, EBITDA to equal less than the amount set forth opposite such period below:


          Test Periods                          Amount
          ------------                          ------

          3 months ended 6/30/97             $  600,000
          6 months ended 9/30/97             $1,450,000
          9 months ended 12/31/97            $1,900,000
          12 months ended 3/31/98            $2,450,000
          12 months ended 6/30/98            $2,635,000
          12 months ended 9/30/98            $2,835,000
          12 months ended 12/31/98           $3,000,000
          12 months ended 3/31/99            $3,000,000
          12 months ended 6/30/99            $3,000,000
          12 months ended 9/30/99            $3,000,000
          12 months ended 12/31/99           $3,000,000
          and thereafter                     $3,000,000

     (b) INDEBTEDNESS TO EBITDA. Permit, for any of the "Test Periods" set forth below, the ratio of Indebtedness of the Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP to EBITDA to be greater than the ratio set forth opposite such period below:


          Test Periods                       Ratio
          ------------                       -----

          3 months ended on 6/30/97          4.25
          6 months ended on 9/30/97          4.25
          9 months ended on 12/31/97         4.25
          12 months ended 3/31/98            4.25
          12 months ended 6/30/98            4

          12 months ended 9/30/98            4
          12 months ended 12/31/98           3.75
          12 months ended 3/31/99            3.75
          12 months ended 6/30/99            3.50
          12 months ended 9/30/99            3.50
          12 months ended 12/31/99           3.25
          and thereafter                     3

     Notwithstanding the foregoing, for purposes of this subsection 8.1(b), EBITDA for the Borrower and its Subsidiaries as of (i) June 30, 1997 shall be equal to the product of four (4) and EBITDA for the three months ending June 30, 1997; (ii) September 30, 1997 shall be equal to the product of two (2) and EBITDA for the six months ending September 30, 1997; and (iii) December 31, 1997 shall be equal to the product of one and one-third (1.333) and EBITDA for the nine (9) months ending December 31, 1997.

     (c) INTEREST COVERAGE. Permit, for any of the "Test Periods" ending on the dates set forth below, the ratio of (i) EBITDA for such period to (ii) the amount of interest expense of the Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP, for such period on the aggregate principal amount of their consolidated Indebtedness, to be less than the ratio set forth opposite such period below:

          Test Periods                       Ratio
          ------------                       -----

          3 months ended 6/30/97             2.50
          6 months ended 9/30/97             3.00
          9 months ended 12/31/97            3.00
          12 months ended 3/31/98            3.50
          12 months ended 6/30/98            3.50
          12 months ended 9/30/98            3.50
          12 months ended 12/31/98           3.50
          12 months ended 3/31/99            4.00
          12 months ended 6/30/99            4.00
          12 months ended 9/30/99            4.00
          12 months ended 12/31/99           4.00
          and thereafter                     4.00

     (d) FIXED CHARGE COVERAGE. Permit, for any of the "Test Periods" ending on the dates set forth below, the ratio of (i) the amount of EBITDA for such period to (ii) the sum of (A) cash Capital Expenditures for such period and (B) Consolidated Fixed Charges for such period, to be less than the ratio set forth opposite such period below:

          Test Periods                      Ratio
          ------------                      -----

          3 months ended 6/30/97             1.10
          6 months ended 9/30/97             1.10
          9 months ended 12/31/97            1.10
          12 months ended 3/31/98            1.10

          12 months ended 6/30/98            1.10
          12 months ended 9/30/98            1.10
          12 months ended 12/31/98           1.10
          12 months ended 3/31/99            1.25
          12 months ended 6/30/99            1.25
          12 months ended 9/30/99            1.25
          12 months ended 12/31/99           1.25
          and thereafter                     1.25

     (e) CURRENT RATIO. Permit, for any time during any of the "Test Periods" the ratio of (i) Consolidated Current Assets for such period to (ii) Consolidated Current Liabilities for such period to be less than 1.0:

                 Test Periods
                 ------------
                 12 months ended 12/31/97
                 12 months ended 12/31/98
                 12 months ended 12/31/99
                 and thereafter

     (f) MINIMUM NET WORTH. Permit, for any time during any of the "Test Periods", the net worth of the Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP to be less than the amount set forth opposite such period below:


          Test Periods                         Amount
          ------------                         ------

          3 months ended 6/30/97             $24,500,000
          6 months ended 9/30/97             $24,500,000
          9 months ended 12/31/97            $24,500,000
          12 months ended 3/31/98            $25,000,000
          12 months ended 6/30/98            $25,500,000
          12 months ended 9/30/98            $26,000,000
          12 months ended 12/31/98           $26,500,000
          12 months ended 3/31/99            $26,500,000
          12 months ended 6/30/99            $26,500,000
          12 months ended 9/30/99            $26,500,000
          12 months ended 12/31/99           $26,500,000
          and thereafter                     $26,500,000

     8.2. LIMITATION ON INDEBTEDNESS AND PREFERRED STOCK. Create, incur, assume or suffer to exist any Indebtedness or preferred stock (other than preferred stock which, by its terms, does not require the payment of any cash dividends thereon or impose any cash penalties for the failure to declare cash dividends thereon), except:

     (a) Indebtedness of the Borrower under this Agreement;

     (b) Indebtedness of any Subsidiary to the Borrower or any other Subsidiary;

     (c) Indebtedness outstanding on the date hereof and listed on SCHEDULE IV (including, without limitation, the seller's note with respect to the E.B. Brown Acquisition of an aggregate principal amount equal to $1,400,000) and any refinancings, refundings, renewals or extensions thereof in an amount not to exceed the then current principal amount thereof;

     (d) Indebtedness of a corporation which becomes a Subsidiary after the date hereof, PROVIDED that (i) such Indebtedness existed at the time such corporation became a Subsidiary and was not created in anticipation thereof and (ii) immediately after giving effect to the acquisition of such corporation by the Borrower no Default or Event of Default shall have occurred and be continuing;

     (e) additional Indebtedness not exceeding $1,500,000 in aggregate principal amount at any one time outstanding; and

     (f) Guarantee Obligations permitted pursuant to subsection 8.4;

     (g) Indebtedness assumed or incurred in connection with Capital Expenditures secured by Liens as described in subsection 8.3(k);

     (h) Capitalized Leases of the Borrower and its Subsidiaries which in an aggregate amount shall not exceed $1,000,000;

     (i) Indebtedness for acquisitions permitted hereunder; and

     (j) additional Indebtedness the Net Proceeds of which are applied in accordance with the provisions of subsection 4.5(c).

     8.3. LIMITATION ON LIENS. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, except for:

     (a) Liens for taxes not yet due or which are being contested in good faith by appropriate proceedings, PROVIDED that adequate reserves with respect thereto are maintained on the books of the Borrower or its Subsidiaries, as the case may be, in conformity with GAAP;

     (b) carriers', warehousemen's, mechanics', materialmen's, repairmen's or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 90 days or which are being contested in good faith by appropriate proceedings;

     (c) pledges or deposits in connection with workers' compensation, unemployment insurance and other social security legislation and deposits securing liability to insurance carriers under insurance or self-insurance arrangements;

     (d) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

     (e) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Borrower or such Subsidiary;

     (f) Liens in existence on the date hereof listed on SCHEDULE V, securing Indebtedness permitted by subsection 8.2(c), PROVIDED that no such Lien is spread to cover any additional property after the date hereof and that the amount of Indebtedness secured thereby is not increased;

     (g) Liens on the property or assets of a corporation which becomes a Subsidiary after the date hereof securing Indebtedness permitted by subsection 8.2(d), PROVIDED that (i) such Liens existed at the time such corporation became a Subsidiary and were not created in anticipation thereof, (ii) any such Lien is not spread to cover any additional property or assets of such corporation after the time such corporation becomes a Subsidiary, and (iii) the amount of Indebtedness secured thereby is not increased;

     (h) Liens (not otherwise permitted hereunder) which secure obligations not exceeding (as to the Borrower and all Subsidiaries) $500,000 in aggregate amount at any time outstanding;

     (i) Liens created pursuant to the Security Documents;

     (j) Liens created pursuant to Capitalized Leases permitted by subsection 8.2(h); PROVIDED that no such Lien shall extend to or cover any Collateral or assets other than the assets subject to such Capitalized Leases; and

         (k) Purchase money Liens upon or in real property or equipment or any other property the purchase of which constitutes a Capital Expenditure acquired or held by the Borrower or any of its Subsidiaries in the ordinary course of business to secure the purchase price of such property or equipment or to secure Indebtedness incurred solely for the purpose of financing the acquisition of any such property or equipment to be subject to such Liens, or Liens existing on any such property or equipment at the time of acquisition (other than any such Liens created in contemplation of such acquisition that do not secure the purchase price), or such Liens placed on such property or equipment within six months of the time of such acquisition (so long as such transactions are consistent with past business practices), or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount; PROVIDED, HOWEVER, that no such Lien shall extend to or cover any property other than the property or equipment being acquired, and no such extension, renewal or replacement shall extend to or cover any property not theretofore subject to the Lien being extended, renewed or replaced; so long as the aggregate principal amount of such Liens outstanding at any time PLUS the aggregate principal amount of Capitalized Leases permitted pursuant by subsection 8.2(h) outstanding shall not exceed $1,500,000

     8.4. LIMITATION ON GUARANTEE OBLIGATIONS. Create, incur, assume or suffer to exist any Guarantee Obligation, except:

     (a) Guarantee Obligations in existence on the date hereof and listed on
Schedule VI;

     (b) Guarantee Obligations incurred after the date hereof in an aggregate amount not to exceed $1,000,000 at any one time outstanding;

     (c) guarantees made by the Borrower of obligations of any of its Subsidiaries, which obligations are otherwise permitted under this Agreement;

     (d) guarantees made by Subsidiaries of the Borrower of obligations of the Borrower or any of its other Subsidiaries, which obligations are otherwise permitted under this Agreement;

     (e) the Guarantees.

     8.5. LIMITATION ON FUNDAMENTAL CHANGES. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease, assign, transfer or otherwise dispose of, all or substantially all of its property, business or assets, except:

     (a) any Subsidiary of the Borrower may be merged or consolidated with or into the Borrower (PROVIDED that the Borrower shall be the continuing or surviving corporation) or with or into any one or more wholly owned Subsidiaries of the Borrower (provided that the wholly owned Subsidiary or Subsidiaries shall be the continuing or surviving corporation);

     (b) any wholly owned Subsidiary may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower or any other wholly owned Subsidiary of the Borrower; and

     (c) any Subsidiary of the Borrower may enter into any transaction permitted by subsections 8.6 or 8.9.

     8.6. LIMITATION ON SALE OF ASSETS. Convey, sell, lease, assign, transfer or otherwise dispose of any of its property, business or assets (including, without limitation, receivables and leasehold interests), whether now owned or hereafter acquired, or, in the case of any Subsidiary, issue or sell any shares of such Subsidiary's Capital Stock to any Person other than the Borrower or any wholly owned Subsidiary, except:

     (a) the sale or other disposition of obsolete or worn out property (including, without limitation, any property which is no longer used or useful in the business of the Borrower and its Subsidiaries) in the ordinary course of business; PROVIDED that the Net Proceeds of each such transaction are applied to the prepayment of the Loans as provided in subsection 4.5;

     (b) the sale or other disposition of any property, PROVIDED that (other than inventory) the fair market value of all assets so sold or disposed of in any period of twelve consecutive months shall not exceed $500,000;

     (c) the sale of inventory (including, without limitation, "out-of-date" and "less than first quality" inventory) in the ordinary course of business;

     (d) the sale or discount without recourse of accounts receivable arising in the ordinary course of business in connection with the compromise or collection thereof;

     (e) the sale, transfer or other disposition of assets, and the issuance of Capital Stock, the Net Proceeds of which are applied in accordance with the provisions of subsection 4.5; PROVIDED that, in the event that the aggregate consideration to be received by the Borrower and its Subsidiaries on account of such sale, transfer, other disposition or issuance is more than $350,000 in the aggregate, at least 75% of such consideration shall be paid in cash; and

     (f) the sale of one or more Opthamalic Excimer Lasers as listed on SCHEDULE XI; and

     (g) the sale, transfer or other disposition of certain real property acquired in connection with the E.B. Brown Acquisition as listed on SCHEDULE XI.

     8.7. LIMITATION ON DIVIDENDS. Except as permitted by the Warrant Agreement, as required pursuant to any employee stock option plan declare or pay any dividend on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any shares of any class of Capital Stock of the Borrower or any warrants or options to purchase any such Stock, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Borrower or any Subsidiary (such declarations, payments, setting apart, purchases, redemptions, defeasances, retirements, acquisitions and distributions being herein called "RESTRICTED PAYMENTS"), PROVIDED; however, that any Subsidiary may declare and pay dividends, payments or other distributions to the Borrower and the Borrower may make dividends of stock to its stockholders.

          8.8. LIMITATION ON CAPITAL EXPENDITURES. Make or commit to make (by way of the acquisition of securities of a Person or otherwise) any expenditure in respect of the purchase or other acquisition of fixed or capital assets (excluding any such asset acquired in connection with normal replacement and maintenance programs properly charged to current operations), except for:

     (a) expenditures in the ordinary course of business for any fiscal year of the Borrower, in an aggregate amount not to exceed the Expenditure Limit for such year plus any unused Expenditure Limit in an amount not to exceed $1,000,000 from the immediately preceding fiscal year of the Borrower;

     (b) expenditures made to repair or replace assets which are damaged or destroyed, in an aggregate amount not to exceed the amount (if any) of any proceeds of insurance received on account of such damage or destruction; and

     (c) expenditures on account of the making of any investment permitted pursuant to subsection 8.9(g).

     8.9. LIMITATION ON INVESTMENTS, LOANS AND ADVANCES. Make any advance, loan, extension of credit or capital contribution to, or purchase any stock, bonds, notes, debentures or other securities of or any assets constituting a business unit of, or make any other investment in, any Person, except:

     (a) extensions of trade credit in the ordinary course of business;

     (b) investments in Cash Equivalents;

     (c) loans and advances to employees of the Borrower or its Subsidiaries in the ordinary course of business;

     (d) investments by the Borrower in, and loans by the Borrower to, its Subsidiaries and investments by such Subsidiaries in, and loans by Subsidiaries to other Subsidiaries, in existence on the date hereof or hereafter acquired pursuant to subsection 8.9(g);

     (e) loans by the Borrower to its employees in an aggregate amount not to exceed $500,000;

     (f) investments in existence on the date hereof which are described on
Schedule VIII hereof; and

     (g) during such time as no Default or Event of Default has occurred and is continuing or would result therefrom investments in Capital Stock or assets of wholly owned domestic Subsidiaries of the Borrower organized under the laws of any jurisdiction within the United States, PROVIDED that: (i) such investments shall be in an aggregate amount not to exceed $12,000,000 in any fiscal year of the Borrower (ii) such investments shall be in the same lines of business in which the Borrower is involved on the date hereof; (iii) the Borrower shall provide a review by (A) a certified public accountant acceptable to the Lender for any investment in an amount equal to or exceeding $2,500,000 but less than an amount that would exceed 10 percent of the total assets of the Borrower and its subsidiaries as listed on the consolidated balance sheet of the Borrower (the "TEN PERCENT THRESHOLD") or (B) KPMG Peat Marwick LLP or other independent certified public accountants of nationally recognized standing for any investment in an amount equal to or exceeding the Ten Percent Threshold; (iv) any such investment in an amount equal to or exceeding $2,500,000 shall be approved in writing by the Lender, such approval to be in the Lender's discretion; and (v) any such investment requiring Loans hereunder or other Indebtedness in an aggregate principal amount equal to or exceeding $2,500,000 shall be approved in writing by the Lender, such approval to be in the Lender's discretion.

     8.10. LIMITATION ON LEASE EXPENDITURES. Create, incur, assure or suffer to exist any non-real estate operating lease if at such time the aggregate annual rents payable pursuant to all such leases would in an aggregate exceed $250,000 in any fiscal year of the Borrower.

     8.11. LIMITATION ON TRANSACTIONS WITH AFFILIATES. Enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliate unless such transaction is (a) otherwise permitted under this Agreement, (b) in the ordinary course of the Borrower's or such Subsidiary's business and (c) upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary, as the case may be, than it would obtain in a comparable arm's length transaction with a Person which is not an Affiliate.

     8.12. LIMITATION ON SALES AND LEASEBACKS. Enter into any arrangement with any Person providing for the leasing by the Borrower or any Subsidiary of real or personal property which has been or is to be sold or transferred by the Borrower or such Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of the Borrower or such Subsidiary, PROVIDED, that the Borrower or any Subsidiary may sell any real property acquired as part of an acquisition of a business and lease such property from the buyer if such real property is a retail store location.

     8.13. LIMITATION ON CHANGES IN FISCAL YEAR. Permit the fiscal year of the Borrower to end on a day other than the last Saturday of December of any year.

     8.14. LIMITATION ON NEGATIVE PLEDGE CLAUSES. Enter into with any Person any agreement, other than this Agreement, purchase money mortgages, Financing Leases and other similar fixed asset financings permitted by this Agreement (in which cases, any prohibition or limitation shall only be effective against the assets financed thereby), which prohibits or limits the ability of the Borrower or any of its Subsidiaries to create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired.

     8.15. LIMITATION ON LINES OF BUSINESS. Enter into any business, either directly or through any Subsidiary, except for (a) the businesses in which the Borrower and its Subsidiaries are engaged on the date hereof and businesses of a similar type and (b) other activities relating thereto.

     SECTION 9. EVENTS OF DEFAULT

     If any of the following events shall occur and be continuing:

     (a) The Borrower shall fail to pay any principal of any Loan when due in accordance with the terms thereof or hereof, or the Borrower shall fail to pay any interest on any Loan, or any other amount payable hereunder, within ten (10) Business Days after any such interest or other amount becomes due in accordance with the terms thereof or hereof; or

     (b) Any representation or warranty made or deemed made by the Borrower or any other Loan Party herein or in any other Loan Document or which is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been incorrect in any material respect on or as of the date made or deemed made; or

     (c) The Borrower or any other Loan Party shall default in the observance or performance of any agreement contained in Section 8 or any negative covenant contained in any other Loan Document; or

     (d) The Borrower or any other Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as PROVIDED in paragraphs (a) through (c) of this Section
9), and such default shall continue unremedied for a period of 30 days after the earlier of (i) the date upon which an executive officer of the Borrower has actual knowledge thereof and (ii) the date upon which the Lender gives notice to the Borrower thereof; or

     (e) The Borrower or any of its Subsidiaries shall (i) default in any payment of principal of or interest of any Indebtedness (other than the Loans) or in the payment of any Guarantee Obligation, beyond the period of grace (not to exceed 60 days), if any, PROVIDED in the instrument or agreement under which such Indebtedness or Guarantee Obligation was created; or (ii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or Guarantee Obligation or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Guarantee Obligation (or a trustee or Lender on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice or the passage of time if required, such Indebtedness to become due prior to its stated maturity or such Guarantee Obligation to become payable; PROVIDED, HOWEVER, that no Default or Event of Default shall exist under this paragraph unless the aggregate amount of Indebtedness and/or Guarantee Obligations in respect of which any default or other event or condition referred to in this paragraph shall have occurred shall be equal to at least $500,000; or

     (f) (i) The Borrower or any Subsidiary shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or the Borrower or any Subsidiary shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Borrower or any Subsidiary any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against the Borrower or any Subsidiary any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof, or (iv) the Borrower or any Subsidiary shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) the Borrower or any Subsidiary shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

     (g) (i) Any Person shall engage in any "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of the Borrower or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Lender, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) the Borrower or any Commonly Controlled Entity shall, or in the reasonable opinion of the Lender is likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or (vi) any other adverse event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to involve an aggregate amount of liability to the Borrower or any Subsidiary in excess of $1,000,000; or

     (h) One or more judgments or decrees shall be entered against the Borrower or any Subsidiaries involving in the aggregate a liability (not paid or fully covered by insurance) of $500,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; or

     (i) (A) any of the Security Documents shall cease, for any reason, to be in full force and effect, or the Borrower or any other Loan Party which is a party to any of the Security Documents shall so assert, (B) the Lien created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby or (C) any Guarantee shall cease, for any reason, to be in full force and effect or any Guarantor shall so assert;

     (j) (i) Any Person or "group" (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended) (A) shall have acquired beneficial ownership of 20% or more of any outstanding class of Capital Stock having ordinary voting power in the election of directors of the Borrower or (B) shall obtain the power (whether or not exercised) to elect a majority of the Borrower's directors or (ii) the Board of Directors of the Borrower shall not consist of a majority of Continuing Directors; "CONTINUING DIRECTORS" shall mean the directors of the Borrower on the date hereof and each other director, if such other director's nomination for election to the Board of Directors of the Borrower is recommended by a majority of the then Continuing Directors;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) of this Section 9 with respect to the Borrower, automatically the Commitments shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement shall immediately become due and payable, and
(B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) the Lender may by notice to the Borrower declare the Commitments to be terminated forthwith, whereupon the Commitments shall immediately terminate; and (ii) the Lender may, by notice to the Borrower, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement to be due and payable forthwith, whereupon the same shall immediately become due and payable. Except as expressly PROVIDED above in this Section 9, presentment, demand, protest and all other notices of any kind are hereby expressly waived.

     SECTION 10. MISCELLANEOUS

     10.1. AMENDMENTS AND WAIVERS. Neither this Agreement nor any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this subsection 10.1. The Lender may, from time to time, (a) enter into with the Borrower written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lender or of the Borrower hereunder or thereunder or (b) waive, on such terms and conditions as the Lender may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences. Any such waiver and any such amendment, supplement or modification shall be binding upon the Borrower and the Lender and all future holders of the Loans. In the case of any waiver, the Borrower and the Lender shall be restored to their former positions and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon.

     10.2. NOTICES. All notices, requests and demands to or upon the respective parties hereto to be EFFECTIVE shall be in writing (including by facsimile transmission) and, unless otherwise expressly PROVIDED herein, shall be deemed to have been duly given or made (a) in the case of delivery by hand, when delivered, (b) in the case of delivery by mail, three days after being deposited in the mails, postage prepaid, or (c) in the case of delivery by facsimile transmission, when sent and receipt has been confirmed, addressed as follows in the case of the Borrower and the Lender, and as set forth in SCHEDULE I in the case of the other parties hereto, or to such other address as may be hereafter notified by the respective parties hereto:

The Borrower:          Sight Resource Corporation
                       67 South Bedford Street
                       Burlington, Massachusetts 01803
                       Attention:  Alan MacDonald
                       Phone:  (617) 229-1100
                       Fax:  (617) 229-1155

copy to:               Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
                       One Financial Center

                       Boston, Massachusetts  02111
                       Attention:  Lewis Geffen, Esq.
                       Phone:  (617) 542-6000
                       Fax:  (617) 542-2241

The Lender:            Creditanstalt Corporate Finance, Inc.
                       2 Greenwich Plaza
                       P.O. Box 1300
                       Greenwich, Connecticut  06836-1300
                       Attention:  Gregory F. Mathis
                       Phone:  (203) 861-6587
                       Fax:  (203) 861-6594

copy to:               Shaw, Pittman, Potts & Trowbridge
                       2300 N Street, N.W.
                       Washington, D.C. 20037
                       Attention:  M. David Krohn, Esq.
                       Phone:  (202) 663-8520
                       Fax:  (202) 663-8007

PROVIDED that any notice, request or demand to or upon the Lender pursuant to subsection 2.2, 3.2, 4.3, 4.4 or 4.7 shall not be effective until received.

     10.3. NO WAIVER; CUMULATIVE REMEDIES. No failure to exercise and no delay in exercising on the part of the Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein PROVIDED are cumulative and not exclusive of any rights, remedies, powers and privileges PROVIDED by law.

     10.4. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans hereunder.

     10.5. PAYMENT OF EXPENSES AND TAXES. The Borrower agrees (a) to pay or reimburse the Lender for all of its reasonable out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including, without limitation, the reasonable fees and disbursements of counsel to the Lender, (b) to pay or reimburse the Lender for all its costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including, without limitation, the reasonable fees and disbursements of counsel to the Lender and of counsel to the Lender, (c) to pay, indemnify, and hold the Lender harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, indemnify, and hold the Lender harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents or the use of the proceeds of the Loans and any such other documents, including, without limitation, any of the foregoing relating to the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of the Borrower, any of its Subsidiaries or any of the Properties (all the foregoing in this clause (d), collectively, the "indemnified liabilities"), PROVIDED that the Borrower shall have no obligation hereunder to the Lender with respect to indemnified liabilities to the extent arising from the gross negligence or willful misconduct of the Lender. The agreements in this subsection 10.5 shall survive repayment of the Loans and all other amounts payable hereunder.

     10.6. Successors and Assigns; Participations and Assignments.
           ------------------------------------------------------

     (a) This Agreement shall be binding upon and inure to the benefit of the Borrower, the Lender, and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the Lender.

     (b) The Lender may, in the ordinary course of its commercial banking business and in accordance with applicable law, at any time sell to one or more banks or other financial institutions ("PARTICIPANTS") participating interests in any Loan owing to the Lender, any Commitment of the Lender or any other interest of the Lender hereunder and under the other Loan Documents. In the event of any such sale by the Lender of a participating interest to a Participant, the Lender's obligations under this Agreement shall remain unchanged, the Lender shall remain solely responsible for the performance thereof, the Lender shall remain the holder of any such Loan for all purposes under this Agreement and the other Loan Documents, and the Borrower shall continue to deal solely and directly with the Lender in connection with the Lender's rights and obligations under this Agreement and the other Loan Documents. The Lender shall not be entitled to create in favor of any Participant, in the participation agreement pursuant to which such Participant's participating interest shall be created or otherwise, any right to vote on, consent to or approve any matter relating to this Agreement or any other Loan Document. The Borrower agrees that if amounts outstanding under this Agreement are due or unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall, to the maximum extent permitted by applicable law, be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement, PROVIDED that, in purchasing such participating interest, such

Participant shall be deemed to have agreed to share with the Lender the proceeds thereof as fully as if it were a Lender hereunder. The Borrower also agrees that each Participant shall be entitled to the benefits of subsections 4.13, 4.14 and
4.15 with respect to its participation in the Commitments and the Loans outstanding from time to time as if it was a Lender; PROVIDED that, in the case of subsection 4.14, such Participant shall have complied with the requirements of said subsection and PROVIDED, FURTHER, that no Participant shall be entitled to receive any greater amount pursuant to any such subsection than the Lender would have been entitled to receive in respect of the amount of the participation transferred by the Lender to such Participant had no such transfer occurred.

     (c) The Lender may, in the ordinary course of its commercial banking business and in accordance with applicable law, at any time and from time to time assign to any affiliate of the Lender or, with the consent of the Borrower (which in each case shall not be unreasonably withheld), to an additional bank or financial institution (an "ASSIGNEE") all or any part of its rights and obligations under this Agreement and the other Loan Documents pursuant to an Assignment and Acceptance, in form and substance acceptable to the Lender, executed by such Assignee, (and, in the case of an Assignee that is not an affiliate thereof, by the Borrower) and delivered to the Lender for its acceptance and recording, PROVIDED that, in the case of any such assignment to an additional bank or financial institution, (x) the sum of the aggregate principal amount of the Term Loan (or, prior to the Closing Date, Term Loan Commitment) and the aggregate amount of the Revolving Credit Commitment being assigned are not less than $1,000,000 (or such lesser amount as may be agreed to by the Borrower and the Lender) and (y) if such assignment is of less than all of the rights and obligations of the Lender, the sum of the aggregate principal amount of the Term Loan (or, prior to the Closing Date, Term Loan Commitment) and the aggregate amount of the Revolving Credit Commitment remaining with the Lender is not less than 20% of the sum of the Term Loans then outstanding and the Revolving Credit Commitments (or Aggregate Outstanding Extensions of Credit, as the case may be) then in effect (or such lesser amount as may be agreed to by the Borrower and the Lender). Upon such execution, delivery, acceptance and recording (and the payment of the registration and processing fee described in clause (e) below), from and after the effective date determined pursuant to such Assignment and Acceptance, (x) the Assignee thereunder shall be a party hereto and, to the extent PROVIDED in such Assignment and Acceptance, have the rights and obligations of a Lender hereunder with a Commitment as set forth therein, and (y) the Lender thereunder shall, to the extent PROVIDED in such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of the Lender's rights and obligations under this Agreement, such assigning Lender shall cease to be a party hereto). Notwithstanding any provision of this paragraph (c) of this subsection, the consent of the Borrower shall not be required for any assignment which occurs at any time when any of the events described in subsection 9(f) shall have occurred and be continuing.

     (d) The Borrower authorizes the Lender to disclose to any Participant or Assignee (each, a "TRANSFEREE") and any prospective Transferee any and all financial information in the Lender's possession concerning the Borrower and its Affiliates which has been delivered to the Lender by or on behalf of the Borrower pursuant to this Agreement or which has been delivered to the Lender by or on behalf of the Borrower in connection with the Lender's credit evaluation of the Borrower and its Affiliates prior to becoming a party to this Agreement.

     (e) For avoidance of doubt, the parties to this Agreement acknowledge that the provisions of this subsection 10.6 concerning assignments of Loans and Notes relate only to absolute assignments and that such provisions do not prohibit assignments creating security interests, including, without limitation, any pledge or assignment by the Lender of any Loan or Note to any Federal Reserve Bank in accordance with applicable law.

     10.7. COUNTERPARTS. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Lender.

     10.8. SEVERABILITY. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

     10.9. INTEGRATION. This Agreement and the other Loan Documents represent the agreement of the Borrower, and the Lender with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Lender relative to subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

     10.10. GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

     10.11. SUBMISSION TO JURISDICTION; WAIVERS. The Borrower hereby irrevocably and unconditionally:

     (a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the Courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof,

     (b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

     (c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower at its address set forth in subsection 10.3 or at such other address of which the Lender shall have been notified pursuant thereto;

     (d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

     (e) waives, except in the case of extreme bad faith (and otherwise to the maximum extent not prohibited by law), any right it may have to claim or recover in any legal action or proceeding referred to in this subsection 10.11 any special, exemplary, punitive or consequential damages.

     10.12. Acknowledgments. The Borrower hereby acknowledges that:
            ---------------

     (a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

     (b) the Lender has no fiduciary relationship with or duty to the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between Lender and the Borrower, in connection herewith is solely that of debtor and creditor; and

     (c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Borrower and the Lender.

     10.13. WAIVERS OF JURY TRIAL. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, THE BORROWER AND THE LENDER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.


                                  CREDITANSTALT CORPORATE FINANCE, INC.
                                  as Lender


                                  By:
                                     ------------------------------------
                                           Gregory F. Mathis
                                           Vice President

                                  By:
                                     ------------------------------------
                                           Fiona McKone
                                           Senior Associate



                                  SIGHT RESOURCE CORPORATION,

                                  as Borrower


                                  By:
                                     ------------------------------------
                                           Alan MacDonald
                                           Vice President, Finance
                                           and Administration

                                                                      SCHEDULE I


                              ADDRESSES FOR NOTICES
                              ---------------------





                          To be inserted as necessary.

                                                                     SCHEDULE II
                                                                     -----------


SUBSIDIARIES OF SIGHT RESOURCE CORPORATION:


           Name                     Jurisdiction of Incorporation     Ownership Percentage     Gross Assets
  -----------------------------------------------------------------------------------------------------------
  Cambridge Eye Associates, Inc.           Delaware                       100%                  $8,620,000

  Douglas Vision World, Inc.               Delaware                       100%                  $2,938,000

  E.B. Brown Opticians, Inc.               Delaware                       100%                  $9,303,000


SUBSIDIARIES OF CAMBRIDGE EYE ASSOCIATES, INC.:

           Name                     Jurisdiction of Incorporation     Ownership Percentage     Gross Assets
  -----------------------------------------------------------------------------------------------------------

  Cambridge Eye Doctors of New
    Hampshire, Inc.                        New Hampshire                  100%                  $0.


                                                                    SCHEDULE III
                                                                    ------------

                            UCC FINANCING STATEMENTS
                            ------------------------


SIGHT RESOURCE CORPORATION
--------------------------

         Illinois State
         Commonwealth of Massachusetts
         Burlington Town Clerk
         Holliston Town Clerk
         Commonwealth of Pennsylvania
         Philadelphia County Prothonotary
         Rhode Island State
         New York State
         New York City Filing Officer
         Texas State


CAMBRIDGE EYE ASSOCIATES, INC.
------------------------------

         Commonwealth of Massachusetts
         Burlington Town Clerk
         Holliston Town Clerk
         New Hampshire State
         Salem Town Clerk

DOUGLAS VISION WORLD
--------------------

         Rhode Island State
         Commonwealth of Massachusetts
         Burlington Town Clerk
         Holliston Town Clerk

E.B. BROWN OPTICIANS, INC.
--------------------------

         Commonwealth of Massachusetts
         Burlington Town Clerk
         Holliston Town Clerk
         Ohio State
         Cuyahoga County
         Commonwealth of Pennsylvania
         Erie County Prothonotary

CAMBRIDGE EYE DOCTORS OF NEW HAMPSHIRE INC.
-------------------------------------------

         Commonwealth of Massachusetts
         Burlington Town Clerk
         Holliston Town Clerk
         New Hampshire State
         Salem Town Clerk

                                                                     SCHEDULE IV
                                                                     -----------


                           SIGHT RESOURCE CORPORATION
                                 LONG TERM DEBT
                             AS OF NOVEMBER 23, 1996

                                 ATTACHED HERETO



ENTITY             ISSUE TYPE          BANK              ISSUE          MATURITY         RATE       Q296
                                                         DATE             DATE                     AMOUNT
-----------------------------------------------------------------------------------------------------------


                                                                      SCHEDULE V
                                                                      ----------



                                      LIENS
                                      -----


     lien search results attached hereto.

                                                                     SCHEDULE VI
                                                                     -----------



                           SIGHT RESOURCE CORPORATION

                                   GUARANTEES
                             AS OF NOVEMBER 23, 1996

                                      NONE.

                                                                    SCHEDULE VII
                                                                    ------------


                              ENVIRONMENTAL MATTERS
                              ---------------------

     Process rinsewater used in the predecessor to Cambridge Eye Associate, Inc.'s lens grinding operations was previously discharged to an on-site septic tank after passing through a settling tank and a centrifuge designed to remove particles of plastic and/or glass which were generated in the grinding process. Such a process, in the absence of a groundwater discharge permit issued by the Department of Environmental Protection, may have been in violation of the Department's regulations 310 C.M.R. 15.8(2) and 314 C.M.R. 5, and M.G.L. c. 21, ss.43. Cambridge Eye Associates has eliminated this process from its operations and is informed and believes, that it is not currently in violation of any law, rule or regulation.

                                                                   SCHEDULE VIII
                                                                   -------------


                              EXISTING INVESTMENTS

                                attached hereto.

                                                                     SCHEDULE IX
                                                                     -----------


                                LANDLORD CONSENT
                                ----------------




     list of landlords providing such consents is attached hereto.

                                                                      SCHEDULE X
                                                                      ----------

                                 WARRANTS, ETC.
                                 --------------

     The Borrower has issued certain warrants and granted certain other options to purchase shares of its Common Stock pursuant to certain prior public offerings and private placements (the "Existing Warrants and Options"), including, without limitation, the following:


     1. In connection with the Company's initial public offering in March 1993, the Company sold to Noble Investment Co. of Palm Beach warrants to purchase 85,000 units, each consisting of one share of Common Stock and one warrant (the "IPO Representative's Warrants").

     2. In connection with the Company's public offering in August 1994 (the "Second Public Offering"), the Company issued 2,472,500 units (the "Units"), consisting of one share of Common Stock and one Warrant, issued pursuant to the terms of a Warrant Agreement between the Company and American Stock Transfer & Trust Company, as Warrant Agent.

     3. In connection with the Secondary Public Offering, the Company sold to D.Blech & Company, Incorporated, and to Alan R. Ackerman 182,750 and 32,250 options (the "Unit Purchase Options") respectively, to purchase an aggregate of 215,000 units (the "UPO Units").

     4. In connection with the Company's private placement of $1,100,000 of Bridge Notes in March 1994, the Company issued Class A Warrants to purchase 110,000 shares of Common Stock.

     5. In connection with the Company's latest public offering in June 1996, the Company sold to Commonwealth Associates warrants to purchase an aggregate of 170,000 shares of Common Stock (the "Representative's Warrants").

                                                                     SCHEDULE XI
                                                                     -----------


                             SALE OF CERTAIN ASSETS
                             ----------------------


Three Opthamalic Excimer Lasers, serial numbers 5000, 5037 and 5047 currently located at the Summit Technologies Warehouse in Ireland and one such Opthamalic Excimer Laser, serial number 5141, currently located at Massachusetts Eye and Ear and which will be moved to a warehouse where it will be held for sale.


Real Property located at 641 North Park, Warren, Ohio.